    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000
                                                                REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                        FUTURUS FINANCIAL SERVICES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

       GEORGIA                           6021                    58-2485661
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

             1580 WARSAW ROAD, ROSWELL, GEORGIA 30076 (770) 643-2512 (ADDRESS, AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                ___________ WINDWARD PARKWAY, ALPHARETTA, GEORGIA
            30004 (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED
                          PRINCIPAL PLACE OF BUSINESS)

                                WILLIAM M. BUTLER
                        FUTURUS FINANCIAL SERVICES, INC.
                                1580 WARSAW ROAD
                             ROSWELL, GEORGIA 30076
                                 (770) 643-2512
                    (NAME, ADDRESS, AND TELEPHONE NUMBER, OF
                               AGENT FOR SERVICE)
                           ---------------------------

                                   COPIES TO:
    KATHRYN L. KNUDSON, ESQ.                   BOYD C. CAMPBELL, JR., ESQ.
POWELL, GOLDSTEIN, FRAZER & MURPHY LLP        SMITH HELMS MULLISS & MOORE, LLP
 191 PEACHTREE STREET, N.E., 16TH FLOOR      201 NORTH TRYON STREET, 30TH FLOOR
      ATLANTA, GEORGIA 30303                   CHARLOTTE, NORTH CAROLINA 28202
         (404) 572-6600                               (704) 343-2000

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ---------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------- --------------- -------------------------- -------------------- ------------------
                                                                                    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF        AMOUNT TO BE       PROPOSED MAXIMUM         AGGREGATE OFFERING    AMOUNT OF
      SECURITIES TO BE REGISTERED       REGISTERED     OFFERING PRICE PER UNIT           PRICE        REGISTRATION FEE
------------------------------------- --------------- -------------------------- -------------------- ------------------
Common stock, no par value              1,265,000(1)            $10.00              $12,650,000(2)             $ 3,340
------------------------------------- --------------- -------------------------- -------------------- ------------------
Warrants to purchase common stock         185,000(3)            $    0              $         0                $     0

------------------------------------- --------------- -------------------------- -------------------- ------------------
Common Stock, no par value, issuable
upon the exercise of the warrants         185,000               $10.00(4)           $ 1,850,000(5)             $   489
------------------------------------- --------------- -------------------------- -------------------- ==================


(1) Includes 165,000 shares to cover over-allotments, if any, pursuant to the over-allotment option granted to the underwriter.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(3) Warrants to purchase an aggregate of 185,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers in connection with this offering.
(4)  Represents the exercise price per share for each warrant.
(5) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



   PRELIMINARY PROSPECTUS DATED FEBRUARY 11, 2000; SUBJECT TO COMPLETION

                                1,100,000 SHARES
                        FUTURUS FINANCIAL SERVICES, INC.

                       A Proposed Bank Holding Company for

                          FUTURUS BANK, N.A. (PROPOSED)

                                  COMMON STOCK

                                $10.00 per share
                           ---------------------------


     We are offering shares of Futurus Financial Services, Inc. common stock to raise the money required to start Futurus Bank, N.A., a proposed new national bank. Futurus Financial Services will be the holding company and sole shareholder of Futurus Bank after it is organized. Futurus Bank will be headquartered in Alpharetta, Georgia, and we expect to open Futurus Bank in the second quarter of 2000. This is our first offering of common stock to the public, and currently no public market exists for our shares. This is a firm commitment underwriting. You may purchase a minimum of 100 shares and up to a maximum of 60,000 shares, although we may waive these limits and accept subscriptions for more or less shares. We will request that quotations for our common stock be reported on the Nasdaq OTC Bulletin Board under the symbol "FUTF."

     Our organizers who purchase 20,000 or more shares of common stock in the offering will receive warrants to purchase one share of common stock for each share they purchase. Alternatively, organizers who purchase less than 20,000 shares in the offering will receive warrants to purchase one share of common stock for every two shares they purchase. Once vested, our organizers may exercise their warrants and purchase additional shares of common stock at an exercise price of $10 per share. We describe the warrants in more detail under the heading "Executive Compensation--Organizers' Warrants" on page __.

     OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE __.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                           PER SHARE               TOTAL

Public offering price                      $   10.00             $11,000,000
Underwriting discount                      $     .68             $   749,000
Proceeds to the company, before expenses   $    9.32             $10,251,000


     We will pay an underwriter's discount of $.35 per share on shares sold to our officers and directors, up to 330,000 shares, and $.75 per share on all other shares sold in the offering. The underwriter's discount shown in the foregoing table reflects a blended rate based on the assumption that 190,000 of the shares will have the lower discount. Wachovia Securities has the right to purchase up to an additional 165,000 shares at $10.00 per share, less the underwriter's discount of $.75 per share, within 30 days from the date of this prospectus to cover over-allotments.

     The underwriter expects to deliver the shares of common stock on ______, 2000.

                            WACHOVIA SECURITIES, INC.

                                ___________, 2000

                        FUTURUS FINANCIAL SERVICES, INC.
                                       AND

                          FUTURUS BANK, N.A. (PROPOSED)
                                   MARKET AREA





                            [INSERT DEMOGRAPHIC MAP]

                                     SUMMARY

         THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. WE ENCOURAGE YOU TO READ CAREFULLY THE ENTIRE PROSPECTUS BEFORE INVESTING. UNLESS OTHERWISE STATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITER DOES NOT EXERCISE ITS OVER-ALLOTMENT OPTION.

FUTURUS FINANCIAL SERVICES AND FUTURUS BANK

         Futurus Financial Services, Inc. is a Georgia corporation that was incorporated on August 12, 1999 to organize and serve as the holding company for Futurus Bank, N.A., a proposed national bank. Futurus Bank will operate as a community bank emphasizing personalized banking relationships with individuals and businesses predominantly located in the northern part of Georgia's Fulton County, which includes the communities of Alpharetta, Windward, Roswell, Northridge and Sandy Springs.

         On October 15, 1999 we filed an application with the Office of the Comptroller of the Currency to organize Futurus Bank as a national bank in Alpharetta, Georgia. In order to receive final approval of our application to organize Futurus Bank, we anticipate that we will be required to raise a minimum of $8,500,000 in capital, receive FDIC approval of our application for deposit insurance and implement proper banking policies and procedures. We filed an application with the FDIC for deposit insurance on October 15, 1999, and in March 2000 we will file an application with the Federal Reserve to become a bank holding company and to acquire all of the capital stock of Futurus Bank. After receiving all necessary regulatory approvals, we anticipate beginning operations at a temporary facility in the second quarter of 2000, and we expect to move to our permanent facility in the fourth quarter of 2000.

WHY WE ARE ORGANIZING A NEW BANK IN NORTHERN FULTON COUNTY

         We believe an attractive opportunity exists in the northern Fulton County market for a locally headquartered community bank that focuses on personalized service to individuals and businesses located within our primary service area. The northern Fulton County market is growing and has a highly diversified economic base. Northern Fulton County's broad economic base ranges from large corporations such as AT&T Corporation, Compaq Computer Corporation and United Parcel Service of America, Inc., to an extensive variety of small businesses that, when combined, comprise approximately 85% of the membership of the Greater Northern Fulton Chamber of Commerce. An additional economic focal point of northern Fulton County is the presence of North Point Mall--one of metropolitan Atlanta's leading retail shopping destinations with more than $500 million in 1998 annual sales.

         We also believe that northern Fulton County's diverse economic base will support continued growth in Futurus Bank's primary service area. According to information compiled by DEMOGRAPHICS ON-CALL, during the nine-year period from 1990 to 1999 the population in our primary service area grew from 160,592 to 221,864, representing a 38% increase. Additionally, the United States Census Bureau estimates that over the next five years average annual household income in the same area will increase from $67,730 to $76,357. We anticipate that the area's expanding population and expected growth in household income will increase the deposit base for our primary service area.

     Bank and thrift deposits in Futurus Bank's primary service area grew from approximately $1.9 billion in June 1994 to more than $2.5 billion in June 1998. This multi-billion dollar deposit base is primarily controlled by national and super-regional banks, which include Bank of America, Wachovia, First Union and SunTrust. Although these large financial institutions are well established in the area, local community banks have been successful in competing with these large banks for deposits. From June 1994 to June 1998, the following trends occurred in deposit market share:

     - Total deposits for the national and super-regional banks described above grew 18.6%, compared to 32.6% growth in the overall deposit market.

     - The slower relative growth of these large banks resulted in their combined relative deposit market share falling from 71.8% to 64.3%.

     - Six community-oriented banks operating in the service area during the entire four year period saw their total deposits grow 322.6%. These banks included Bank of North Georgia, Milton National Bank, Fidelity National Bank, Etowah Bank, First Colony Bank and Tucker Federal Bank.

     - These six community banks increased their combined relative deposit market share from 6.3% to 20.0%.

         In addition to offering competitive banking products, we believe that community banks must provide personalized service and must make timely, local decisions in order to compete successfully. We also believe that recent acquisitions of several community banks in the Atlanta market may diminish the quality of banking services available to small- and medium-sized businesses and consumers in the market. Further consolidation is likely to create additional opportunities for community banks to capture deposits from affected clients who may be dissatisfied with their new financial institutions.

         We will compete directly with many of the institutions previously named. Additionally, two new start-up banks have established operations within our primary service area since 1998. Although community banks and thrifts operating within our market area will compete directly with Futurus Bank for banking products and services, none of these community banking institutions has a location within approximately three miles of our proposed main office site. As a result, we believe that we have an opportunity to bring community banking to an underserved, local market. See "Proposed Business of Futurus Financial Services and Futurus Bank" on page __.

         In addition, we expect to benefit from our potential referral relationship with Real Estate Financial Services, Inc., a retail mortgage lending company that is principally owned by two members of our board of directors, Gregory A. Janicki and Deborah M. Janicki. Real Estate Financial Services has expressed an interest in establishing a referral relationship with us, which may provide Futurus Bank with an important source of new banking relationships with individuals and businesses that are locating to the metropolitan Atlanta area. We anticipate that our referral relationship with Real Estate Financial Services will commence as soon as we are able to begin our operations, helping us build our client base and generating loan product leads for our lending officers.

DIRECTORS AND OFFICERS

         Our management team is led by William M. Butler, the proposed president and chief executive officer of Futurus Financial Services and Futurus Bank. Mr. Butler has over 17 years of experience in the banking industry and has served in various management positions throughout his career. Most recently, Mr. Butler served as senior vice president and senior lender of Charter Bank & Trust, Marietta, Georgia, where he was second in command and was responsible for all commercial lending activities. After joining Charter Bank & Trust in 1997, Mr. Butler was instrumental in increasing the bank's total loans outstanding from $73 million to $98 million and improving the overall credit quality of the bank's loan portfolio, as measured by the level of adversely rated assets. Mr. Butler's banking experience also includes a position as division manager with Bank South, Atlanta, Georgia, from June 1990 until January 1996 when the bank was acquired by NationsBank Corporation (now Bank of America Corporation).

         The board of directors of Futurus Financial Services consists of ten organizers who will also be the directors of Futurus Bank. These directors include:

          -  William M. Butler          -  Gregory A. Janicki
          -  C. Parke Day               -  Richard W. Stimson
          -  Nathan E. Hardwick, IV     -  Donald S. Shapleigh, Jr.
          -  Michael S. Hug             -  Danny L. Tesney
          -  Deborah M. Janicki         -  Joel P. Weinbach

The directors intend to utilize their diverse backgrounds and their extensive local business relationships to attract clients from all segments of Futurus Bank's primary service area. See "Management" beginning on page __.

PRODUCTS AND SERVICES

         We plan to offer our products and services through high quality, personalized delivery systems while providing our clients with the financial sophistication and array of products typically offered by a larger bank. Futurus Bank's lending services will include consumer loans to individuals, commercial loans to small- to medium-sized businesses and professional concerns and real estate-related loans. Futurus Bank will offer a broad array of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we will also provide additional services like ATM cards, debit cards, travelers checks, direct deposit, automatic transfers and courier services for targeted commercial clients. We intend to offer our services through a variety of delivery systems including online banking, automated teller machines, telephone banking and, in the future, additional branch offices.

PHILOSOPHY AND STRATEGY

         Our management philosophy is to deliver superior service to our clients and to create a banking experience that motivates them to tell others about Futurus Bank. By strategically utilizing current banking and communications technology to deliver tailored banking services, we will endeavor to exceed our clients' individual expectations of what banking should be. As part of our marketing effort, we will employ a "high tech, high touch" theme to emphasize our commitment to complement our client-oriented service approach with user-friendly technologies. We believe that this philosophy, encompassing the service aspects of community banking with the perceived convenience of larger banks, will distinguish Futurus Bank from its competitors and will lead us to success.

         To carry out our philosophy, our business strategies will involve:

         - Utilizing technology and strategic outsourcers to provide a broad array of convenient products and services.

         - Hiring and retaining highly experienced and qualified banking personnel, preferably with established client relationships, and viewing our staff not as our employees, but as our associates.

         - Positioning our main office in a highly visible location that is near a large concentration of our targeted commercial and residential clients.

         - Capitalizing on the directors' and officers' diverse community involvement, professional expertise, and personal and business contacts within our primary service area.

         - Attracting our initial client base by offering highly competitive interest rates on our deposit accounts.

         - Providing individualized attention with consistent, local decision-making authority.

         -    Implementing an aggressive marketing program.

         - Capitalizing on industry consolidation within our primary service area.

         - Evaluating strategic growth and acquisition opportunities as they become available.

THE OFFERING AND OWNERSHIP BY OUR ORGANIZERS AND DIRECTORS

         We are offering 1,100,000 shares of our common stock for $10.00 per share. Our organizers and directors intend to purchase 190,000 shares, which will represent 17.3% of the shares outstanding after the offering. To reward our organizers for their financial risk and efforts in organizing Futurus Financial Services and Futurus Bank, they will receive warrants to purchase shares of common stock at $10.00 per share. Organizers who purchase 20,000 or more shares of common stock in the offering will receive warrants to purchase one share of common stock for each share they purchase. Alternatively, organizers who purchase less than 20,000 shares in the offering will receive warrants to purchase one share of common stock for every two shares they purchase. We hope to sell the remaining shares to individuals and businesses primarily within the Atlanta metropolitan area who share our desire to support a new community bank.

         The 1,100,000 shares of common stock offered does not include the underwriter's option to purchase up to 165,000 additional shares, 185,000 shares issuable upon the exercise of the warrants issued to our organizers or 110,000 shares that we may issue under our stock incentive plan.

USE OF PROCEEDS

         We will use $8,500,000 raised in this offering to capitalize Futurus Bank. We anticipate that this is the amount of capital that our banking regulators will require us to invest in Futurus Bank prior to its opening. We will use the remaining net proceeds of this offering to repay the amount drawn on our line of credit, to provide Futurus Financial Services with working capital and for other general business purposes. Additionally, Futurus Bank will use the funds that it receives from Futurus Financial Services to lease the site for its main office, to construct and furnish the facility and to provide working capital to operate Futurus Bank. For more detailed information, see "Use of Proceeds" on page __.

LOCATION OF OFFICES

         The address and phone number of our temporary executive offices are:

                                1580 Warsaw Road
                             Roswell, Georgia 30076
                                 (770) 643-2512

         Our permanent main office and executive offices will be located at:

                           __________ Windward Parkway
                            Alpharetta, Georgia 30004

         .
         Our main office will be a building with approximately 7,100 square feet located on a 1.35 acre site that is one-half mile west of Georgia Highway 400 on Windward Parkway. We anticipate that construction of our main office will begin in the second quarter of 2000 and will be completed in the fourth quarter of 2000. Until our main office is completed, we plan to begin our operations in a temporary facility that will be located approximately three miles from our permanent site. Our temporary facility will be located in the Alpharetta Square shopping center just south of the Alpharetta Highway (also known as South Main Street) and Old Milton Parkway intersection. We anticipate that we will open for business in our temporary facility in the second quarter of 2000.

                                  RISK FACTORS

         THE FOLLOWING PARAGRAPHS DESCRIBE WHAT WE BELIEVE ARE THE MATERIAL RISKS OF AN INVESTMENT IN THE COMMON STOCK. WE MAY FACE OTHER RISKS AS WELL, WHICH WE HAVE NOT ANTICIPATED. AN INVESTMENT IN THE COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK, AND YOU SHOULD NOT INVEST IN THE COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. BEFORE DECIDING TO INVEST IN THE COMMON STOCK, PLEASE CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE CAUTIONARY STATEMENT FOLLOWING THE RISK FACTORS REGARDING THE USE OF FORWARD-LOOKING STATEMENTS.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE GEORGIA STATE LAW AND OUR ARTICLES OF INCORPORATION LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

         In many cases, shareholders receive a premium for their shares when a company is purchased by another. Under Georgia law, however, no bank holding company may acquire control of Futurus Financial Services until Futurus Bank has been incorporated for five years. In addition, state and federal law and our articles of incorporation make it difficult for anyone to purchase Futurus Financial Services without approval of our board of directors. These provisions include the existence of preferred stock, staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements, flexibility in considering acquisition proposals and, for five years, limitations on an investor's ability to own 10% or more of our voting stock. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page __.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

         We do not have any operating history on which to base any estimate of our future earning prospects. Futurus Financial Services was only recently formed, and Futurus Bank will not receive final approval from the Office of the Comptroller of the Currency to begin operations until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in Futurus Financial Services.

WE EXPECT TO INCUR LOSSES INITIALLY, AND YOU MAY NOT RECOVER ALL OR ANY PART OF YOUR INVESTMENT IF WE DO NOT BECOME PROFITABLE.

         Most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. Additionally, Futurus Bank's loans will initially be unseasoned--new loans to new borrowers. As a result, it will take several years to establish the borrowers' payment histories, making it more difficult to evaluate reliably the quality of the loan portfolio. Our profitability will depend on Futurus Bank's profitability, and we can give no assurance that Futurus Bank will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page
__.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

         If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our clients, which could in turn have an adverse effect on our financial performance. The organizers have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. Our business strategies include establishing a "high tech, high touch" niche, hiring highly qualified associates and opening our strategically located, full service office in the fourth quarter of 2000. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business of Futurus Financial Services and Futurus Bank--Philosophy and Strategy" on page __.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

         William M. Butler is important to our success, and if he terminates his employment with us, our financial condition and results of operations may be adversely affected. Mr. Butler has been instrumental in our organization and will be the key management official in charge of our daily business operations. While we have entered into a three-year employment agreement with Mr. Butler, we cannot be assured of his continued service.

         Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. For example, we expect to benefit from our potential relationship with Real Estate Financial Services. If Mr. or Mrs. Janicki, the owners of Real Estate Financial Services, or any of our other directors discontinue his or her relationship with us for whatever reason, or if the composition of our board of directors changes materially, our growth could be adversely affected. See "Management" on page __.

A DELAY IN BEGINNING FUTURUS BANK'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

         A delay in the start of Futurus Bank's operations will increase pre-opening expenses and postpone Futurus Bank's realization of potential revenues. This could cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, coupled with our lack of revenue. Although we expect to receive all final regulatory approvals and to begin business in the second quarter of 2000, we can give no assurance as to when, if at all, these events will occur.

IF REGULATORY CONDITIONS ARE NOT SATISFIED, WE MAY DISSOLVE AND LIQUIDATE AND YOU MAY ONLY RECEIVE A PORTION, IF ANY, OF YOUR INVESTMENT.

         If we do not receive final approval for Futurus Bank to start its banking operations, we anticipate that we will dissolve Futurus Financial Services. If we dissolve Futurus Financial Services after the close of the offering, shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses of the offering, organizational and pre-opening expenses and capital costs incurred through the time that Futurus Financial Services is finally dissolved. Although we have applied for the requisite regulatory approvals to begin banking operations, final approvals may not be granted in a timely manner, if at all. The closing of this offering is not conditioned upon the receipt of final regulatory approvals.

WE WILL FACE STRONG COMPETITION FOR CLIENTS, ESPECIALLY FROM LARGE AND MORE ESTABLISHED FINANCIAL INSTITUTIONS, WHICH MAY HINDER US FROM OBTAINING CLIENTS AND MAY CAUSE US TO PAY HIGHER INTEREST RATES ON OUR DEPOSITS OR CHARGE LOWER INTEREST RATES ON OUR LOANS THAN OUR COMPETITORS' RATES FOR AN EXTENDED PERIOD.

         We anticipate offering very competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively impacted. Futurus Bank will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in the northern Fulton County area, and given the chance that additional competitors may enter the market in the future, we will be faced with continuous competition. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act of 1999. See "Proposed Business of Futurus Financial Services and Futurus Bank--Market Opportunities--Competition" on page __.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CLIENTS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         Our lending limit will be significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. A national bank's legal lending limit to a single borrower is roughly equal to 15% of its capital and surplus plus an additional 10%, if the amount that exceeds 15% is fully secured by readily marketable collateral. Based on Futurus Bank's proposed capitalization, Futurus Bank's initial legal lending limit will be approximately $1,275,000 for loans not fully secured plus an additional $850,000, or an estimated total of $2.1 million, for loans that meet the federal guidelines. These legal limits will increase or decrease as Futurus Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Our management team has also adopted an internal lending limit of $1 million, which will initially be lower than the applicable legal limit. Based on either our internal lending limit or our legal lending limit, Futurus Bank will need to sell participations in its loans to other financial institutions in order to meet the lending needs of our clients requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful. See "Proposed Business of Futurus Financial Services and Futurus Bank--Lending Services--Lending Limits" on page __.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

         We are subject to extensive government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we make loans, purchase securities and pay dividends. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act, which will take effect on March 11, 2000, will eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry. See "Supervision and Regulation" on page __.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

         Our profitability depends substantially on Futurus Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations--Liquidity and Interest Rate Sensitivity" on page __.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING OUR PRIMARY SERVICE AREA, MAY REDUCE OUR DEPOSIT BASE AND THE DEMAND FOR OUR LOANS AND OTHER PRODUCTS AND MAY DECREASE OUR EARNINGS.

         As a holding company for a community bank, our success will depend on the economy of the region in which we operate. The majority of Futurus Bank's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in Georgia's Fulton, Forsyth, Cobb and Gwinnett counties. Futurus Bank's success will therefore depend on the general economic conditions in these counties, particularly in northern Fulton County, which we cannot predict with certainty. Factors that adversely affect the economy in these counties could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Futurus Bank. See "Proposed Business of Futurus Financial Services and Futurus Bank" on page __.

OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED AND DEPENDS ON FUTURUS BANK'S ABILITY TO PAY DIVIDENDS AND THE JUDGMENT OF OUR BOARD OF DIRECTORS.

         Futurus Financial Services will initially have no source of income other than dividends that it receives from Futurus Bank. Our ability to pay dividends will depend on Futurus Bank's ability to pay dividends to Futurus Financial Services. Additionally, bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Futurus Financial Services and Futurus Bank consider relevant. See "Dividends" on page __.

WE DETERMINED THE PUBLIC OFFERING PRICE ARBITRARILY, AND OUR FUTURE STOCK PRICE MAY FLUCTUATE BELOW THE INITIAL PUBLIC OFFERING PRICE ONCE THE SHARES BECOME FREELY TRADEABLE.

         Futurus Financial Services and the underwriter arbitrarily set the public offering price after considering prevailing market conditions and the price of comparable publicly traded companies. Because we have no operating history, the public offering price could not be based on historical measures of our financial performance. Therefore, the public offering price may not reflect the market price for the common stock after the offering. Several factors will cause the market price to fluctuate after the offering, and the price for the common stock may drop below its initial public offering price. These factors include our results of operations, financial analysts' future estimates of our earning potential, economic conditions in our market area and trends in the banking industry. See "Underwriting" on page __.

WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS NOR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES OF COMMON STOCK.

         Prior to the offering, there has been no public market for Futurus Financial Services' common stock and the development of an active trading market normally requires a significant number of shares and shareholders. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. Although we have applied to list the common stock on the Nasdaq OTC Bulletin Board, an active trading market may not develop or continue after the offering. Additionally, the sale of a large block of shares outstanding after the close of the offering could adversely effect the market price of the common stock. After the close of the offering, all of our outstanding shares will be freely tradeable without restriction except for 190,000 shares, which represents the number of shares that we anticipate our organizers and executive officers will purchase in the offering. Our directors and executive officers have agreed with the underwriter not to sell the shares they purchase in the offering for a period of 180 days after the date of this prospectus without the underwriter's consent. After the 180-day period, the shares held by our organizers and executive officers will be eligible for sale subject to the resale limitations of Rule 144 of the Securities Act. You should consider carefully the limited liquidity of your investment before purchasing any shares of the common stock. See "Underwriting" on page __ and "Shares Eligible for Future Sale" on page __.

EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION OF YOUR OWNERSHIP IN FUTURUS FINANCIAL SERVICES.

         Our organizers, executive officers and other individuals employed by us may exercise their warrants or options to purchase common stock, which would result in the dilution of your proportionate interest in Futurus Financial Services. Upon completion of this offering, we will issue to our organizers warrants to purchase a total of up to 185,000 shares of common stock, and will issue to our executive officers, under our stock incentive plan, options to purchase a total of 25,000 shares of common stock. The warrants issued to our organizers will vest in one-third annual increments over three years and will be exercisable at a price of $10.00 per share. The options issued to our executive officers will vest in one-fifth annual increments over 5 years and will be exercisable at a price of $10.00 per share. The remaining 85,000 shares reserved for issuance under our stock incentive plan may be granted to individuals employed by us in a manner consistent with the plan and on terms determined by the Compensation Committee to be in our best interest. See "Executive Compensation" on page __.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US, IF AT ALL.

         In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.

WE ARE AUTHORIZED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND SHARES OF PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY AFFECT VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

         We are authorized by our articles of incorporation to issue additional shares of common stock and shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights which are senior to common stock may reduce the price of our shares of common stock. We do not have any plans to issue any shares of preferred stock at this time.

OUR DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS.

         Our directors and executive officers together may be able to influence the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. We anticipate that after this offering, our directors and executive officers will directly or indirectly own 190,000 shares, representing 17.3% of the outstanding common stock. Additionally, we will be issuing warrants and options to our directors and executive officers. Although these warrants and options will vest over time, if our directors and executive officers exercised all of their warrants and options, they could directly or indirectly own approximately 400,000 shares, representing 30.5% of our outstanding common stock on a fully diluted basis. Our board members also serve staggered three-year terms, which means that approximately one-third of our board is elected each year at our annual meeting. Consequently, it would take at least two years to replace a majority of our board members. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page __.

WE MAY NOT ALLOCATE ALL OF THE NET PROCEEDS IN THE MOST PROFITABLE MANNER.

         After capitalizing Futurus Bank with $8.5 million, our board of directors and management will have broad discretion in allocating a total of approximately $1.3 million, or 12.6%, of the net proceeds of the offering. Although we principally intend to use these proceeds to maintain appropriate liquidity, we may also use these proceeds to provide additional capital to Futurus Bank, to purchase United States government securities or certificates of deposit of Futurus Bank or for other general corporate purposes. Additionally, our anticipated allocation of these proceeds could change if we are faced with unexpected liquidity issues. Because the allocation of these proceeds will directly affect our earnings, it will be difficult to predict our results of operations. Although we intend to utilize the funds to serve our best interests, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds. See "Use of Proceeds" on page __.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning Futurus Financial Services and Futurus Bank and their operations, performance, financial conditions and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page __ of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of $10,116,000 from the sale of 1,100,000 shares of common stock in the offering, after deducting the estimated underwriting discount of $749,000 and estimated offering expenses of $135,000. If the underwriter exercises its over-allotment option in full, we will receive $1,526,250 in additional net proceeds, after deducting an additional underwriting discount of $123,750. We have established a line of credit with the Banker's Bank in the amount of $500,000 at 0.50% less than the prime rate, as published in the Money Rates section of THE WALL STREET JOURNAL, to pay our pre-opening expenses prior to the completion of the offering. We intend to pay off this line of credit with proceeds that we receive from this offering. The following two sections describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY FUTURUS FINANCIAL SERVICES

         The following table shows the anticipated use of the proceeds by Futurus Financial Services. We describe Futurus Bank's anticipated use of proceeds in the following section.


                                                AMOUNT
Gross proceeds from offering                  $11,000,000
Underwriter's discount                        $   749,000
Organizational expenses                       $   344,000
Offering expenses                             $   135,000
Investment in capital stock of Futurus Bank   $ 8,500,000
                                              -----------
Remaining proceeds                            $ 1,272,000
                                              ===========


         As shown, we will use $8.5 million to capitalize Futurus Bank. We will initially invest the remaining net proceeds in United States government securities or deposit them with Futurus Bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to Futurus Bank, if necessary. Although we do not have any specific plans for expansion, we may also use the proceeds to open additional facilities or acquire other financial institutions if deemed appropriate.

USE OF PROCEEDS BY FUTURUS BANK

         The following table shows the anticipated use of the proceeds allocated to Futurus Bank. These proceeds will be in the form of an investment in Futurus Bank's common stock by Futurus Financial Services. During the period between the opening of Futurus Bank and the completion of our permanent facility, we will be conducting operations from a temporary facility. Futurus Bank will pay $1,750 per month for the temporary facility. When completed, we will then move into our permanent facility at an initial base rent payment of $14,312.50 per month, plus an initial monthly rental agency commission of $715.63. We expect our permanent facility to be completed in the fourth quarter of 2000. The following table shows the cost of the temporary and permanent facilities for a period of 12 months from the completion of this offering, which includes a four-month period of time where our temporary and permanent facility leases overlap. Leasehold improvements, furniture, fixtures and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. Futurus Bank will use the remaining proceeds to make loans, purchase securities and otherwise conduct business operations.


                                                                AMOUNT
Investment by Futurus Financial Services in Futurus
   Bank's common stock.......................................$8,500,000
Construction of our main office building, including
   furniture, fixtures and equipment.........................$1,497,000
Rental payments for temporary building facility
   (9 months)................................................$   15,750
Rental payments for permanent building facility
   (7 months)................................................$  105,197
                                                             ----------
Remaining proceeds...........................................$6,882,053
                                                             ==========


                                 CAPITALIZATION

         The following table shows Futurus Financial Services' capitalization as of December 31, 1999 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 1,100,000 shares of common stock in the offering.

         Upon Futurus Financial Services' incorporation, Gregory A. Janicki, chairman of the board of directors of Futurus Financial Services, purchased one share of common stock at a price of $10.00. Futurus Financial Services will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by the organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation--Organizers' Warrants" and "--Stock Incentive Plan" on pages __ and __, respectively.


SHAREHOLDERS' EQUITY                                           ACTUAL           AS ADJUSTED
Preferred stock, no par value, 2,000,000 shares
  authorized; no shares issued or outstanding ..........           --                 --
Common stock, no par value, 10,000,000
  shares authorized; 1 share issued and outstanding;
  1,100,000 shares issued and outstanding as adjusted(1)   $         10       $ 10,116,000
Deficit accumulated during the development stage .......       (183,566)(2)       (344,000)(3)
                                                           ------------       ------------
     Total shareholders' equity ........................   $   (183,556)      $  9,772,000
                                                           ============       ============

Book value per share(4).................................           N/A        $       8.88
                                                                              ============


-------------------------

(1) The expenses of the offering will be charged against this account. We estimate that the offering expenses will be $884,000, which includes $749,000 in underwriting discounts and $135,000 in other offering expenses, including legal, accounting and printing expenses and registration fees.

(2) This deficit reflects pre-opening expenses incurred through December 31, 1999, consisting primarily of legal and consulting fees.

(3) The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $344,000 incurred through Futurus Bank's target opening date in the second quarter of 2000. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(4) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.12, resulting from recognition of organizational and pre-opening expenses and charging the offering expenses against common stock.

                                    DIVIDENDS

         Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation--Payment of Dividends" on page __.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                               PLAN OF OPERATIONS

         Futurus Financial Services' financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements."

         Futurus Financial Services was incorporated on August 12, 1999 to serve as a holding company for Futurus Bank, N.A., a proposed national bank. Since we organized, our main activities have been:

         -   seeking, interviewing and selecting our directors and officers;
         -   preparing our business plan;
         -   securing a line of credit;
         -   applying for a national bank charter;
         -   applying for FDIC deposit insurance;
         -   applying to become a bank holding company; and
         -   raising equity capital through this offering.

         Futurus Financial Services' operations from August 12, 1999 through the close of the offering have been and will continue to be funded through a line of credit from The Bankers Bank. The total amount available on the line of credit is $500,000, of which $170,000 was drawn down at December 31, 1999. Eight of our ten organizers have guaranteed a portion of the line of credit, each in the amount of $93,750. The line of credit bears interest at 0.50% less than the prime rate, as published in the Money Rates section of THE WALL STREET JOURNAL, and is due on August 23, 2000. Futurus Financial Services plans to repay the line of credit after the closing of this offering.

FINANCIAL RESULTS

         From August 12, 1999 through December 31, 1999, the net loss amounted to $183,566. The estimated net loss for the period from August 12, 1999 through April 17, 2000, the anticipated opening date of Futurus Bank, is $344,000, which is attributable to the following estimated expenses:


Officer compensation ..................   $123,000
Legal, consulting and professional fees    141,000
Other pre-opening expenses ............     80,000
                                          --------
       Total ..........................   $344,000
                                          ========


OFFICES

         On September 7, 1999, Futurus Financial Services signed a letter of intent to lease a 1.35 acre lot located on Windward Parkway, one-half mile west of Georgia Highway 400. The leased property will be the site for our main office, which is expected to have approximately 7,100 square feet of office space. Construction of the permanent facility is expected to begin in the second quarter of 2000 with approximately $450,000 of the $1.5 million construction costs being funded by the landlord, Pioneer Real Estate Development, Inc. After Futurus Bank is capitalized, it will assume our lease with Pioneer and will pay the remaining balance of the construction costs. The term of the office lease is 12 years, with two five-year renewal options with initial monthly rent being $14,312.50. In connection with the leased property, Futurus Financial Services will pay an initial rental agency commission to The Myrick Company in the amount of $14,312.50, and is further obligated to pay The Myrick Company 5% of all remaining rents, due monthly as rent is paid. Futurus Financial Services' obligation to The Myrick Company will be assumed by Futurus Bank.

         Until our permanent facility is completed, we will conduct our operations in a temporary facility, which is approximately three miles from our proposed permanent location. Our temporary facility will be located in the Alpharetta Square shopping center at 201 South Main Street, Alpharetta, Georgia, just south of the Alpharetta Highway (also known as South Main Street) and Old Milton Parkway intersection. The lease term for our temporary facility will be for six months and includes an additional six-month renewal option. Futurus Bank will pay monthly rent in the amount of $1,750 for the temporary facility. We expect to be open for business in our temporary facility in the second quarter of 2000.

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Since Futurus Financial Services has been in the organizational stage, there are no results of operations to present at this time. Nevertheless, once Futurus Bank begins operations, net interest income, Futurus Financial Services' primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

         Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Futurus Bank's overall interest rate risk.

         We will regularly evaluate the balance sheet's asset mix in terms of several variables:

         -   yield;
         -   credit quality;
         -   appropriate funding sources; and
         -   liquidity.

To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

         As Futurus Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Futurus Bank's asset and liability committee will meet on a monthly basis to develop a strategy for the upcoming period.

         Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Futurus Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

         Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Futurus Financial Services' liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

         There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

         The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

         The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of Futurus Bank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

        PROPOSED BUSINESS OF FUTURUS FINANCIAL SERVICES AND FUTURUS BANK

BACKGROUND

         FUTURUS FINANCIAL SERVICES. We incorporated Futurus Financial Services as a Georgia corporation on August 12, 1999 to serve as a bank holding company that will own 100% of the capital stock of Futurus Bank. Futurus Financial Services plans to use $8.5 million of the net proceeds of this offering to purchase the capital stock of Futurus Bank. Initially, we will have no business operations other than owning and managing Futurus Bank.

         We will file an application with the Federal Reserve to become a bank holding company after receiving our preliminary approval from the OCC. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist Futurus Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to Futurus Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, which will take effect March 11, 2000, a holding company may engage in activities that are financial in nature or incidental or complementary to a financial activity, including some insurance transactions, real estate development activities and merchant banking activities, in which Futurus Bank will be prohibited from engaging. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities could be profitable. See "Supervision and Regulation--Futurus Financial Services" on page __.

         FUTURUS BANK. On October 15, 1999, we filed an application with the Office of the Comptroller of the Currency to organize Futurus Bank and with the FDIC to obtain insurance for Futurus Bank's deposits. Final approval of our application to the Office of the Comptroller of the Currency will be conditioned upon our raising the required minimum capital, receipt of FDIC approval and the implementation of proper bank regulatory policies and procedures. Subject to receiving final regulatory approvals from these agencies, we plan to open the bank in the second quarter of 2000 and engage in general commercial and consumer banking.

MARKET OPPORTUNITIES

         PRIMARY SERVICE AREA. The boundaries for Futurus Bank's initial primary service area are represented by the Fulton County/Forsyth County and Cherokee County lines to the north, the Fulton County/Gwinnett County line to the east, Interstate 285 to the south, and the Fulton County/Cobb County line to the west. Accordingly, the primary service area represents a geographic area that includes the Alpharetta, Windward, Roswell, Sandy Springs and Northridge communities in northern Fulton County.

         Futurus Bank will be located adjacent to the Windward development in Alpharetta, Georgia, a focal point of Futurus Bank's primary service area. Windward is considered to be one of Atlanta's premier mixed-use developments and a unique environment in which to live and work. Totaling more than 3,400 acres, Windward includes a 1,000-acre business community. There are more than 15,000 people employed by businesses located in Windward, and the residential area is home to more than 1,500 families. The Windward residential community offers more than a dozen distinct neighborhoods, including a 195-acre lake and two private golf courses.

         LOCAL ECONOMY. Northern Fulton County is a significant focal point of Atlanta's metropolitan area with its diversified economic base. This economic base includes major operations of American Honda Motor Company, Inc., AT&T Corporation, CibaVision Ltd., Compaq Computer Corporation,

E*Trade Securities, Inc., Equifax, Inc., GTE Corporation, Holiday Inn Worldwide, Kimberly-Clark, Inc., Lucent Technologies, Inc., McKesson HBOC, Inc., Nortel Communications, Siemens Energy & Automation, Inc. and United Parcel Service of America, Inc. The presence of these corporations has fueled the growth of small businesses in northern Fulton County. The strength of the local economy relies heavily on its large and highly diversified small business community, which makes up 85% of the membership of the Greater Northern Fulton Chamber of Commerce.

         The characteristics of the individuals and small businesses in the primary service area represent the type of client that Futurus Bank will target for its client base. We believe that northern Fulton County represents a dynamic and unique market with its well diversified and growing customer base. We also believe that the primary service area presents an environment that will support Futurus Bank's formation and growth. As a community bank, Futurus Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy. We believe continued economic growth in the northern Fulton County market will be important to Futurus Bank's long term success.

         RETAIL. A significant economic factor of the primary service area is the presence of North Point Mall. The one-mile stretch of land located east of Georgia Highway 400 between Mansell Road and Haynes Bridge Road represents one of the largest commercial retail shopping areas in the Atlanta metropolitan area. The largest shopping center in the area is North Point Mall, which is anchored by six major department stores and 180 specialty shops. In addition, ToysRUs, Service Merchandise, Target, major furniture stores, numerous bank branches, movie theaters, eating establishments and commercial office buildings are located in close proximity to North Point Mall.

         POPULATION. Our primary service area represents a diverse market that includes a growing population with numerous new and established residential neighborhoods and small- to medium-sized businesses. Additionally, there are a growing number of large employers continuing to relocate to the area. The accessibility of Georgia Highway 400, sometimes referred to as "The Golden Corridor," has been a key to the population growth and economic development of northern Fulton County.

         The cities of Alpharetta and Roswell represent an important part of Futurus Bank's primary service area. According to estimates released by the United States Census Bureau as recently as July 1, 1998, Alpharetta ranked first in Georgia in terms of population growth between 1990 and 1998, with a percentage increase of 91%, and Roswell ranked twelfth with a population increase of 19%. The total population of the primary service area reported by the U.S. Census was 160,592 in 1990. This figure was estimated to be 221,864 in 1999 and is projected to reach 254,520 by 2004. Additionally, the median family income was estimated to be $67,730 in 1999 and is projected to reach $76,357 by 2004.

         COMPETITION. Bank and thrift deposits in Futurus Bank's primary service area grew from approximately $1.9 billion in June 1994 to more than $2.5 billion in June 1998. This multi-billion dollar deposit base is primarily controlled by national and super-regional banks, which include Bank of America, Wachovia, First Union and SunTrust. Although these large financial institutions are well established in the area, local community banks have been successful in competing with these large banks for deposits. From June 1994 to June 1998, the following trends occurred in deposit market share:

         - Total deposits for the national and super-regional banks described above grew 18.6%, compared to 32.6% growth in the overall deposit market.

         - The slower relative growth of these large banks resulted in their combined relative deposit market share falling from 71.8% to 64.3%.

         - Six community-oriented banks operating in the service area during the entire four year period saw their total deposits grow 322.6%. These banks included Bank of North Georgia, Milton National Bank, Fidelity National Bank, Etowah Bank, First Colony Bank and Tucker Federal Bank.

         - These six community banks increased their combined relative deposit market share from 6.3% to 20.0%.

         In addition to offering competitive banking products, we believe that community banks must provide personalized service and must make timely, local decisions in order to compete successfully. We also believe that recent acquisitions of several community banks in the Atlanta market may diminish the quality of banking services available to small- and medium-sized businesses and consumers in the market. Further consolidation is likely to create additional opportunities for community banks to capture deposits from affected clients who may be dissatisfied with their new financial institutions.

         We will compete directly with many of the institutions previously named. Additionally, two new start-up banks have established operations within our primary service area since 1998. Although community banks and thrifts operating within our market area will compete directly with Futurus Bank for banking products and services, none of these community banking institutions has a location within approximately three miles of our proposed main office site. As a result, we believe that we have an opportunity to bring community banking to an underserved, local market.

         We recognize that most of our competitors have substantially greater resources and lending limits than Futurus Bank will have and provide other services, such as extensive and established branch networks and trust services, that Futurus Bank does not expect to provide initially. As a result of these competitive factors, Futurus Bank may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, we will attempt to minimize these competitive factors and attract new banking relationships by offering our clients what we believe is a new and innovative banking experience through our "high tech, high touch" approach to community banking. For example, we intend to differentiate Futurus Bank from our competitors primarily through our significant involvement in the communities we serve, the quality of our associates and our strategic application of current technologies that we anticipate will make banking with Futurus Bank both convenient and enjoyable.

PHILOSOPHY AND STRATEGY

         Our management philosophy is to deliver superior service to our clients and to create a banking experience that motivates them to tell others about our banking services. As part of our marketing effort, we will employ a "high tech, high touch" theme to emphasize our commitment to complement our client-oriented service approach with user-friendly technologies. Futurus Bank has adopted this philosophy to attract clients and acquire new deposits in our market as well as deposits now controlled by other financial institutions in our primary service area. Additionally, we believe that significant local ownership and control will be a major factor in furthering our ability to respond more efficiently to our clients' needs and will aid in Futurus Bank's growth and success. To implement our philosophy and to grow and expand our operations, we intend to put into practice the following strategies:

         ADVANCED TECHNOLOGY. Futurus Bank intends to use advanced banking and communications technology to deliver services that will match the level of sophistication of Futurus Bank's anticipated client base. By positioning Futurus Bank as a community bank committed to enhancing its service quality and convenience through user-friendly technologies, we expect to establish meaningful client relationships from both new and existing residents and businesses in the area.

         EXPERIENCED SENIOR MANAGEMENT. We are assembling a senior management team that possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our market. For example, our president and chief executive officer, William M. Butler, has over 17 years of banking experience. See "Management" on page __.

         SKILLED ASSOCIATES. We will strive to hire highly trained and seasoned staff that can bring with them existing client relationships established through prior banking experience. By hiring associates with established client relationships, Futurus Bank will be able to grow more rapidly than if we hired associates who required time to develop a sufficient client base. Additionally, we plan to train our associates to answer questions about all of our products and services so that the first associate a client encounters will be able to resolve all of the client's banking-related questions.

         INDIVIDUAL CLIENT FOCUS. We will focus on providing individualized service and attention to our clients, which will include individuals and small- to medium-sized businesses. We will concentrate on establishing and maintaining long-term client relationships by working to ensure that our clients have positive banking experiences. As our associates, officers and directors become familiar with each client on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the client's banking needs.

         HIGHLY VISIBLE SITE. Futurus Bank's main office location is highly visible and near a large concentration of our targeted commercial business and residential clients. We believe this will enhance Futurus Bank's image as a strong competitor. Additionally, our nearest competing community bank is approximately three miles away from our main office, providing us with what we believe is a better opportunity to develop a community banking niche.

         COMMUNITY-ORIENTED BOARD OF DIRECTORS. Our board of directors consists primarily of long-time metropolitan Atlanta residents with extensive contacts in our primary service area. The board of directors also represents a wide array of business experience and community involvement, and their continued active involvement will provide an opportunity to promote Futurus Bank and its products and services. We anticipate that our directors will bring substantial business and banking contacts to Futurus Bank as a result of their experience, involvement and community standing.

         OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Futurus Bank's philosophy. The purpose of this call program will be to personally visit prospective clients, introduce Futurus Bank's "high tech, high touch" philosophy and invite them to do business with us.

         PROPOSED RELATIONSHIP WITH REAL ESTATE FINANCIAL SERVICES. We expect to benefit from our proposed referral relationship with Real Estate Financial Services, a retail mortgage lending company that is principally owned by two of our directors, Gregory A. Janicki and Deborah M. Janicki. Real Estate Financial Services regularly refers consumer and commercial business to various financial institutions located in the metropolitan Atlanta area. Once Futurus Bank begins its operations, we anticipate that Real Estate Financial Services may be a consistent and important source of new banking relationships, helping us to build our client base. Additionally, because Real Estate Financial Services does not generally fund commercial loans, consumer second mortgages, home equity loans or home equity lines of credit, we believe that our relationship with Real Estate Financial Services may also generate loan product leads for our lending officers.

         LOCAL DECISION-MAKING. We will emphasize local decision-making with experienced bankers and will focus on both associate retention and the delivery of personal, professional and responsive service. If Futurus Bank expands into other communities, it intends to maintain its policy of making decisions locally. This will allow Futurus Bank to be more responsive to client requests and to the needs of clients within the particular community.

         MARKETING AND ADVERTISING. Futurus Financial Services has retained The Stern Marketing Group, a national marketing firm located in Berkley, California, to promote Futurus Bank and to develop its "high tech, high touch" image as a technologically responsive, community-focused bank that emphasizes prompt, professional and personalized service to individuals and businesses. Futurus Bank will also sponsor various community activities in our primary service area and will use media services such as local newspapers and direct mail campaigns to promote its products and services.

         CAPITALIZE ON TREND TOWARD CONSOLIDATION. We believe that consolidation in the banking industry will continue and will result in many individuals and small- to medium-sized businesses being dissatisfied with the upheaval in their banking relationships. We expect to capitalize on this continued industry consolidation. By positioning ourselves as a true community bank that is interested in delivering unparalleled personal service, we believe that we will draw many of those dissatisfied clients to us.

         OFFER FEE-GENERATING PRODUCTS AND SERVICES. Futurus Bank's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract its target clients and grow its market share. Futurus Bank will strive to offer small- to medium-sized businesses, professionals, entrepreneurs and consumers the best loan services available while charging appropriate fees for these services. Additionally, we anticipate using sophisticated technology and third-party service providers to perform selected functions at a lower cost in order to enhance non-interest income.

LENDING SERVICES

         LENDING POLICY. We will offer a full range of lending products, including commercial, real estate and consumer loans to individuals and small- to medium-sized businesses and professional concerns. We will compete for these loans with competitors who are well established in the northern Fulton County area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

         We estimate that Futurus Bank's loan portfolio will be comprised of the following:


         LOAN CATEGORY                                RATIO
         -------------                                -----
         Commercial loans to small- and
         medium-sized businesses                      60%

         Real estate related loans                    30%

         Consumer loans                               10%


Based on our executive officers' past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the other. Additionally, Futurus Bank plans to avoid concentrations of loans to a single industry or secured by a particular type of collateral.

         LOAN APPROVAL AND REVIEW. Futurus Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Futurus Bank's Loan

Committee will determine whether to approve the loan request. Futurus Bank will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

         LENDING LIMITS. Futurus Bank's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Futurus Bank will be able to loan any one borrower a maximum amount equal to either:

     -   15% of Futurus Bank's capital and surplus; or

     - 25% of its capital and surplus if the amount that exceeds 15% is fully secured by readily marketable collateral.

         Based on its proposed capitalization and projected pre-opening expenses, Futurus Bank's initial legal lending limit will be approximately $1,275,000 for loans not fully secured plus an additional $850,000, or a total of approximately $2.1 million, for loans that meet the federal guidelines. These legal limits will increase or decrease as Futurus Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Our management team has adopted an internal lending limit of $1 million, which will initially be lower than the applicable legal limit. However, based on either our internal lending limit or our legal lending limit, Futurus Bank will need to sell participations in its loans to other financial institutions in order to meet all of the lending needs of our clients requiring extensions of credit above these limits.

         CREDIT RISKS. The principal economic risk associated with each category of loans that Futurus Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

         The well established financial institutions in the northern Fulton County market are likely to make proportionately more loans to medium- to large-sized businesses than Futurus Bank will make. Many of Futurus Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

         COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of Futurus Bank's loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. Futurus Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

         REAL ESTATE LOANS. Futurus Bank will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where Futurus Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

         - COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months. Futurus Bank will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Futurus Bank generally will require personal guarantees from the principal owners of the property supported by a review by Futurus Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Futurus Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

         - CONSTRUCTION AND DEVELOPMENT LOANS. We will make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 75%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

         - RESIDENTIAL REAL ESTATE. Futurus Bank's residential real estate loans will consist of residential second mortgage loans and residential construction loans only. We will offer fixed and variable rates on our mortgages with the amortization of second mortgages generally not exceeding 15 years and the rates generally not being fixed for over 60 months. These loans will be made in accordance with Futurus Bank's appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 95%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

         CONSUMER LOANS. Futurus Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 38% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in the Futurus Bank market.

         LENDING OFFICERS. Futurus Bank intends to initially hire a commercial lender and a consumer lender in order to develop our loan portfolios. Each lender will have experience within the northern Fulton County market and will be expected to bring substantial business to Futurus Bank.

INVESTMENTS

         In addition to loans, Futurus Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Asset and Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Futurus Bank's policy as set by the board of directors. The Asset and Liability Committee will be chaired by C. Parke Day and will also include Joel
P. Weinbach, Danny L. Tesney and Nathan E. Hardwick, IV.

ASSET AND LIABILITY MANAGEMENT

         The Asset and Liability Committee will manage Futurus Bank's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that Futurus Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

         Futurus Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Futurus Bank will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, Futurus Bank's primary market area. Futurus Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media. In order to attract its initial deposit base, Futurus Bank may offer higher interest rates on various deposit accounts.

OTHER BANKING SERVICES

         Other anticipated banking services include limited cash management services, on-line banking services, travelers checks, direct deposit of payroll and social security checks, night depository, ATM cards and debit cards. Futurus Bank plans to become associated with one or more nationwide networks of automated teller machines that our clients will be able to use throughout Georgia and other regions. Futurus Bank plans to offer discount brokerage services through a third party that has not yet been chosen. We also plan to offer MasterCard-Registered Trademark- and VISA-Registered Trademark- credit card services through a correspondent bank as an agent for Futurus Bank. Futurus Bank does not plan to exercise trust powers during its initial years of operation. It may in the future offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.

         Futurus Bank will also offer its targeted commercial clients a courier service that will pick up non-cash deposits and minimal cash deposits of up to $200 from the client's place of business and deliver them to the bank. We believe that this will be an important service for our clients because Futurus Bank will initially have only one location. Futurus Bank will provide this service through a third party, which has not yet been chosen, that is approved by the Public Service Commission for bank-related work.

FUTURE SERVICES

         In addition to the services described above, we anticipate that at some time in the future we will also offer to our clients permissible insurance products. We will probably delay offering these products until both Futurus Financial Services and Futurus Bank are operating profitably.

INFORMATION SYSTEMS AND THE YEAR 2000

         The year 2000 issue confronting Futurus Financial Services and Futurus Bank and their suppliers, clients, clients' suppliers and competitors centers on the inability of computer systems to recognize the year 2000 and other year 2000-sensitive dates such as February 29, 2000 or January 1, 2001. Many existing computer programs and systems originally were programmed with six-digit dates that provided only two digits to identify the calendar year in the date field. After the new millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000. If computer systems are not able to identify the year 2000, many computer applications could fail or create incorrect results.

         Since we do not intend to begin our banking operations until the second quarter of 2000, we will not face the same date recognition issues as other financial institutions that were in operation at January 1, 2000. Futurus Financial Services, Futurus Bank, or any of their service providers, correspondents, vendors or clients may, however, experience a disruption of business resulting from a year 2000 problem occurring after January 1, 2000. Such a disruption could cause a delay in beginning our banking operations. We will use software and hardware developed by independent third parties to provide us with our intended information systems. As a result, we will depend on the efforts of those vendors to ensure that their data processing systems accommodate year 2000 information on January 1, 2000 as well as any later year 2000-sensitive date.

         We believe most year 2000 issues that could affect our operations will have surfaced prior to when we begin our banking operations. Consequently, we do not expect any year 2000 issues to have a material effect on our operations.

ASSOCIATES

         When we begin operations, Futurus Bank projects that it will have 13 full-time associates and one part-time associate. We do not expect that Futurus Financial Services will have any associates who are not also associates of Futurus Bank.

OFFICES

         Futurus Bank will be located on Windward Parkway, one-half mile West of Georgia Highway 400 in Alpharetta, Georgia. On September 7, 1999, Futurus Financial Services signed a letter of intent to lease an office building with approximately 7,100 square feet. The term of the lease will be for 12 years, with two five-year renewal options. Rent is expected to range from $14,312.50 to $17,795.79 per month, plus a monthly rental agency fee ranging from $715.63 to $889.79, over the initial 12-year lease period. Construction of the permanent facility is expected to begin in the second quarter of 2000 with completion anticipated in the fourth quarter of 2000. The permanent facility will be a single-story, contemporary style building, and will include four drive-up windows, two of which will initially be operational, and one automated teller machine. The total construction cost of the building is estimated at $1.5 million, with Pioneer Real Estate Development, Inc., as landlord, contributing approximately $450,000 of that amount. Futurus Bank, after being capitalized by Futurus Financial Services, will contribute the balance of approximately $1.05 million.

         Futurus Bank's proposed location will offer high visibility in an area with significant traffic flow. The Windward area is a central location for business, residential, leisure and shopping activities and is near Georgia Highway 400, a major highway serving the community.

         In the interim, Futurus Bank will operate out of a temporary facility located in the Alpharetta Square shopping center at 201 South Main Street, Alpharetta, Georgia, just south of the Alpharetta Highway (also known as South Main Street) and Old Milton Parkway intersection, which is approximately three miles from our proposed permanent location. The rental fee for the temporary office space will be approximately $1,750 per month for six months with an additional six-month renewal option. Until we can occupy our permanent office location, we plan to conduct only limited banking services out of our temporary facility, which will include making loans and taking deposits.

         Until February 1, 2000, the beginning date of Futurus Financial Services' temporary facility lease, our executive offices were located at 1580 Warsaw Road, Roswell, Georgia. The monthly rental fee for our Warsaw Road location is $1,055. The corresponding lease agreement will terminate on August 31, 2000. We anticipate that total rental expense associated with the Warsaw Road location will be $8,440 during 2000.

         Although we have no specific plans for expansion, we may expand our presence in Futurus Bank's market by adding branches in other strategic locations if deemed appropriate. We realize that by adding new branches, Futurus Bank may gain new channels through which it can build its deposit base and solicit new clients. Accordingly, we will carefully evaluate future opportunities for strategic expansion as they become available.

                                   MANAGEMENT

GENERAL

         The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. All of our organizers will serve as directors. The addresses of our organizers are the same as the address of Futurus Financial Services. Prior to the offering, Gregory A. Janicki purchased one share of common stock for $10.00. We will redeem this share after the offering. The numbers of shares indicated in the table are based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. Beneficial ownership includes shares that are either owned or may be acquired within 60 days by the principal, a spouse, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table separately discloses the number of warrants and options that will be granted to each organizer or executive officer.


                               SHARES ANTICIPATED TO BE
                                  OWNED FOLLOWING THE
                                        OFFERING           WARRANTS AND OPTIONS
                                 ------------------------ ----------------------
NAME OF BENEFICIAL OWNER           NUMBER        PERCENT        NUMBER
William M. Butler (1)               5,000           0.5        27,500
C. Parke Day                       20,000           1.8        20,000
Nathan E. Hardwick, IV             20,000           1.8        20,000
Michael S. Hug                     20,000           1.8        20,000
Deborah M. Janicki (2)             30,000           2.7        30,000
Gregory A. Janicki (2)             30,000           2.7        30,000
Richard W. Stimson                 20,000           1.8        20,000
Donald S. Shapleigh, Jr             5,000           0.5         2,500
Danny L. Tesney                    20,000           1.8        20,000
Joel P. Weinbach                   20,000           1.8        20,000
                                  -------          ----       -------
                                  190,000          17.2       210,000


All Proposed Directors and Executive
Officers as a Group
(10 persons)
--------------------------------

(1) Mr. Butler will receive options to purchase 25,000 shares of common stock under our stock incentive plan, as well as warrants to purchase 2,500 shares.

(2) Gregory A. Janicki and Deborah M. Janicki each intends to purchase 30,000 shares of common stock. As husband and wife, they will also be deemed to be the beneficial owner of each other's shares. Consequently, each will be deemed to beneficially own 60,000 shares.

EXECUTIVE OFFICERS AND DIRECTORS OF FUTURUS FINANCIAL SERVICES

         The following table sets forth the age of our executive officers and directors and the positions that they hold with Futurus Financial Services as of January 1, 2000. Each person listed below as a director has served as a director of Futurus Financial Services since August 12, 1999. Our president and chief executive office has served us in this capacity since August 20, 1999. The president and chief executive officer, chief financial officer and directors of Futurus Financial Services will also hold these same positions with Futurus Bank. Futurus Financial Services' articles of incorporation provide for a staggered board of directors so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the first annual meeting of shareholders, which we intend to hold in the spring of 2001; Class II at the second annual meeting of shareholders; and Class III at the third annual meeting of shareholders. Our executive officers serve at the discretion of the board of directors. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page __.


NAME                      AGE    POSITION WITH FUTURUS FINANCIAL SERVICES
----                      ---    ----------------------------------------
CLASS I DIRECTORS:
William M. Butler         42     Director, President and Chief Executive Officer
C. Parke Day              34     Director, Secretary
Nathan E. Hardwick, IV    34     Director
Michael S. Hug            41     Director

CLASS II DIRECTORS:
Deborah M. Janicki        46     Director
Gregory A. Janicki        47     Chairman of the Board of Directors
Richard W. Stimson        50     Director

CLASS III DIRECTORS:
Donald S. Shapleigh, Jr.  51     Director
Danny L. Tesney           42     Director, Treasurer
Joel P. Weinbach          35     Director


         Each of the directors of Futurus Financial Services is a proposed director of Futurus Bank. Each of Futurus Bank's proposed directors will, upon approval of the Office of the Comptroller of the Currency, serve until Futurus Bank's first shareholders meeting, which will convene shortly after Futurus Bank receives its charter. Futurus Financial Services, as the sole shareholder of Futurus Bank, will nominate each proposed director to serve as director of Futurus Bank at that meeting. After the first shareholders meeting, directors of Futurus Bank will serve for a term of one year and will be elected by Futurus Financial Services each year at Futurus Bank's annual meeting of shareholders. Futurus Bank's officers will be appointed or elected by its board of directors and will hold office at the will of its board.

         Other than Deborah M. Janicki and Gregory A. Janicki, who are husband and wife, no other director or executive officer has a family relationship closer than first cousins.

         The following is a biographical summary of each of our directors and executive officers:

         WILLIAM M. BUTLER. Mr. Butler was raised in northern Atlanta and has spent the majority of his banking career in this market. He is a graduate of Furman University with a Bachelor of Arts in Economics/Business Administration. Currently, Mr. Butler is attending the Stonier Graduate School of Banking. Mr. Butler has been a banker for over 17 years and has served in various management positions throughout his career. Most recently, Mr. Butler served as senior vice president and senior lender of Charter Bank & Trust, Marietta, Georgia. In this position, Mr. Butler was second in command and was responsible for all commercial lending activity for Charter Bank & Trust, a $165 million community bank. After joining Charter Bank & Trust in 1997, Mr. Butler was instrumental in growing the bank's total loans outstanding from $73 million to $98 million and improving the overall credit quality of the bank's loan portfolio, as measured by the level of adversely rated assets. Prior to joining Charter Bank & Trust, Mr. Butler was the vice president of administration with Caldwell-Spartin, a software company. Mr. Butler's banking experience also includes a position as division manager with Bank South, Atlanta, Georgia from June 1990 until January 1996 when the bank was acquired by NationsBank Corporation (now Bank of America Corporation).

         C. PARKE DAY. Mr. Day is a real estate developer/investor and principal owner of Parke Day Properties, LLC, which he founded in 1992. Parke Day Properties, LLC is located in Norcross, Georgia and the company has been active in northern Fulton County, Georgia. Prior to his real estate career, Mr. Day worked as a political campaign field coordinator from 1990 to 1992 and as a manager for Midway Plantation, Inc. from 1988 to 1989. Mr. Day was born in Atlanta and raised in Dunwoody, Georgia, and his community involvement includes the Atlanta Unit of the American Cancer Society, the Dunwoody Baptist Foundation and the Cecil B. Day Foundation. As a member of the Northern Fulton Chamber of Commerce, Mr. Day has numerous business and personal contacts in the northern Fulton County area.

         NATHAN E. HARDWICK, IV. Mr. Hardwick is the managing partner of Jackson & Hardwick, a real estate law firm with offices throughout the metropolitan Atlanta area. Since joining the firm in 1991, Mr. Hardwick has been responsible for every business aspect of the firm including bank accounts and escrow reconciliation. As managing partner, he is currently in charge of the day-to-day activities including overseeing the firm's eight offices. Through his firm, and individually, Mr. Hardwick is active in various community, civic and charitable activities.

         MICHAEL S. HUG. Mr. Hug is a registered architect, and is currently the managing partner of Zaic Hug & Associates, L.L.C., an architectural and interior design firm located in Alpharetta, Georgia. From 1989 to 1992, Mr. Hug was an associate architect with Culpepper, McAuliffe & Meaders, Inc. in Atlanta, Georgia and from 1982 to 1989, he was an associate architect with Smallwood, Reynolds, Stewart & Stewart, Inc. in Atlanta, Georgia. Throughout his career, Mr. Hug has been actively involved in various community organizations. As part of his community involvement, Mr. Hug has been a business partner for Manning Oaks Elementary School, an assistant baseball coach in Atlanta and Alpharetta, Georgia, a head soccer coach for YMCA-Buckhead and an assistant pack leader for a local Cub Scout organization.

         DEBORAH M. JANICKI. Ms. Janicki is senior vice president and co-owner of Real Estate Financial Services, Roswell, Georgia, a mortgage lending company with offices in metropolitan Atlanta, Georgia, metropolitan Charlotte, North Carolina, and metropolitan Greenville, South Carolina. Ms. Janicki started Real Estate Financial Services in 1995 with her husband, Gregory Janicki. Since 1986, Ms. Janicki has also been president of Northern Suburban Brokers, Inc., a real estate services firm in Alpharetta, Georgia. From 1992 to 1994, she was a vice president for New Homes America of Georgia, and from 1986 to 1992, she was a broker and owner of RE/MAX Northern Suburban. Ms. Janicki's community and professional activities include the Georgia Association of Realtors, Georgia Association of Mortgage Brokers, Student Venture of Atlanta, Atlanta Residential Young Council of Realtors and RE/MAX of Georgia Broker/Owner's Council.

         GREGORY A. JANICKI. Mr. Janicki is the president and co-owner of Real Estate Financial Services, Roswell, Georgia, a mortgage lending company with offices in metropolitan Atlanta, Georgia, metropolitan Charlotte, North Carolina, and metropolitan Greenville, South Carolina. Mr. Janicki started Real Estate Financial Services in 1995 with his wife, Deborah Janicki. From 1990 to 1994, Mr. Janicki was vice president and co-owner of First Realty Mortgage Corporation, a mortgage broker located in Roswell, Georgia. Before 1990, Mr. Janicki spent ten years with two major corporations in various sales management and executive positions. Mr. Janicki is author of the book LIFE MASTERY: THE ULTIMATE POWER OF RELATIONSHIPS, and he is a motivational public speaker and trainer in the areas of sales and management. Throughout his career, Mr. Janicki has been actively involved in community activities, including the Student Venture of Atlanta and Georgia Association of Mortgage Brokers. Mr. Janicki received a Bachelor of Science Degree in Industrial Technology from the University of Wisconsin-Stout in 1973.

         DONALD S. SHAPLEIGH, JR. Mr. Shapleigh is executive vice president of sales for Directo, Inc., Norcross, Georgia. Directo is a financial services company that offers direct deposit payroll services and related financial products to individuals who do not have bank accounts. Mr. Shapleigh is also a member of the board of directors of Net.B@nk and Net.B@nk, Inc. Before joining Directo in 1999, Mr. Shapleigh spent 27 years as a banker in the Atlanta market. From 1995 to 1999, he was president and chief operating officer of Net.B@nk in Atlanta; from 1991 to 1994, he was an executive officer for SouthTrust Bank in Atlanta; and from 1971 to 1991, he served as an executive officer for Bank South, N.A. in Atlanta. Throughout his career, Mr. Shapleigh has remained active in community affairs including the United Way, Dunwoody Country Club, Habitat for Humanity and little league baseball.

         RICHARD W. STIMSON. Mr. Stimson is vice president and deputy general counsel of GTE Corporation with worldwide responsibility for GTE's litigation and antitrust matters and with executive oversight of GTE's wireless, air-to-ground and telecommunications services legal activities. He resides in Alpharetta, Georgia and works out of the GTE Wireless Headquarters located within Futurus Bank's primary service area. Mr. Stimson has worked for GTE Corporation for 21 years in various legal and executive capacities. From 1981 to 1983, Mr. Stimson served as chief counsel to Commissioner Anthony Sousa, Federal Energy Regulatory Commission, Washington, D.C. where he advised on various national energy matters. Mr. Stimson is admitted to practice law in Michigan, North Carolina, Indiana and Texas and has been an active participant in the American Bar Association. Mr. Stimson is a member of Mt. Pisgah United Methodist Church and has previously been active in the American Cancer Society, the United Way, the Multiple Sclerosis Society and the Boy Scouts of America.

         DANNY L. TESNEY. Mr. Tesney is a residential real estate salesman with RE/MAX Professional in Suwanee, Georgia and vice president/treasurer and co-owner of C. Tesney & Associates, Inc., a real estate sales firm also located in Suwanee, Georgia. Mr. Tesney's charitable work benefits the Children's Miracle Network and Cystic Fibrosis, and he is presently a member of the Atlanta Chamber of Commerce.

         JOEL P. WEINBACH. Mr. Weinbach is a partner in Silicon Stemcell, a business incubator located in Columbia, South Carolina that develops technology-oriented businesses. Presently he is involved with various startup technology companies, and has invested in numerous companies with Atlanta operations. In addition, Mr. Weinbach is president of Yieldstar.com, a yield-management expert system delivered through the internet to the multifamily housing industry. He formerly owned a technology consulting firm with over 300 employees and office locations in North Carolina, South Carolina, Georgia, Texas and Alabama. He has worked with numerous banks and credit unions as clients and he has been involved with designing bank networks, communications systems and information technology operating procedures. He is a former board member of Windward Technology, an Atlanta-based systems integrator that was acquired by a public company. Mr. Weinbach has been a member of the National Board of Advisors for The College of Math and Science and The College of Social Work at the University of South Carolina since 1996.

BOARD COMMITTEES

         Futurus Financial Services' board of directors has established the committees described below. The members of each committee will be the same for Futurus Bank as they are for Futurus Financial Services.

         COMPENSATION COMMITTEE. The Compensation Committee establishes compensation levels for officers of Futurus Financial Services and Futurus Bank, reviews management organization and development, reviews significant benefit programs and establishes and administers executive compensation programs, including our stock incentive plan. The Compensation Committee is chaired by Richard W. Stimson with Gregory A. Janicki, William M. Butler and Donald S. Shapleigh, Jr. as members.

         EXECUTIVE COMMITTEE. The Executive Committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board except for those duties and authorities specifically granted to other committees of the board or which are exclusively reserved to the full board. The committee will make recommendations to the board regarding matters that are important to the overall management and expansion of Futurus Financial Services and Futurus Bank, including annual budgets and strategic business plans. Additionally, this committee will be responsible for recommending nominations for expired board seats and additional board members. The Executive Committee is chaired by Gregory A. Janicki with William M. Butler, Richard W. Stimson and Donald S. Shapleigh, Jr. as members.

         LOAN COMMITTEE. The Loan Committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

         -    Establishing the loan approval system;

         -    Approving all loans in excess of a predetermined amount;

         - Reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

         -    Establishing measurements for adequacy of the loan loss reserve;
              and

         - Reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

The Loan Committee is chaired by Donald S. Shapleigh, Jr. with Deborah M. Janicki, Danny L. Tesney, William M. Butler and Michael S. Hug as members.

         AUDIT, COMPLIANCE AND CRA COMMITTEE. The principal responsibilities of this committee are to ensure that the board receives objective information regarding policies, procedures and controls of Futurus Bank with respect to auditing, accounting, internal accounting controls and financial reporting.

The committee will also work to ensure that Futurus Bank is in full compliance with applicable laws and regulations. Among other things, this will require the following:

         - Recommending the appointment of an independent auditor on an annual basis;

         - Reviewing the independent auditors' report and management's response;

         - Reviewing all reports from regulatory authorities and management's response;

         -    Establishing independent reviews and audits;

         - Establishing appropriate levels of director and officer insurance and blanket bond insurance coverage; and

         -    Reviewing CRA compliance.

The Audit, Compliance and CRA Committee is chaired by Joel P. Weinbach with Richard W. Stimson and Gregory A. Janicki as members.

         ASSET/LIABILITY COMMITTEE. The Asset/Liability Committee will be responsible for the overall investment strategy of Futurus Financial Services and Futurus Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing, and portfolio investment decisions. The Asset/Liability Committee is chaired by C. Parke Day with Joel P. Weinbach, Danny L. Tesney and Nathan E. Hardwick, IV as members.

         MARKETING COMMITTEE. It will be the duty of the Marketing Committee to seek advice, support and commitment from the entire board of directors regarding the development of safe and sound banking business through board members' contacts within the community. We believe that a new bank's success depends on this commitment, and members of this committee will regularly contact other board members for their help in introducing high quality potential clients to Futurus Bank. The Marketing Committee will also serve as a forum to determine the credit needs of the community. The Marketing Committee is chaired by Gregory
A. Janicki with Michael S. Hug, Deborah M. Janicki, C. Parke Day, William M. Butler and Nathan E. Hardwick, IV as members.

                             EXECUTIVE COMPENSATION

1999 COMPENSATION

         The following table shows information for 1999 regarding compensation for services rendered in all capacities to Futurus Financial Services by its president and chief executive officer. No executive officer earned more than $100,000 in salary and bonus in 1999.

                           SUMMARY COMPENSATION TABLE


                                                     ANNUAL COMPENSATION
                                   ---------------------------------------------------------
                                                                          OTHER ANNUAL
                       YEAR         SALARY ($)          BONUS ($)       COMPENSATION ($)
                     ----------    --------------    --------------   ----------------------
William M. Butler,    1999(1)         48,047               -0-               -0-(2)
President and Chief
Executive Officer


---------------------------
(1) Reflects the period of time from August 20, 1999 through December 31, 1999, during which time Mr. Butler was classified as an independent contractor.

(2) We have omitted information on "perks" and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under the Securities and Exchange Commission's regulations.

EMPLOYMENT AGREEMENT

         WILLIAM M. BUTLER. Effective August 20, 1999, Futurus Financial Services and Futurus Bank entered into a three-year employment agreement with William M. Butler regarding Mr. Butler's employment as our president and chief executive officer. Under the terms of the agreement, Mr. Butler will receive a salary of $120,000 per year, plus benefits, and may be entitled to receive annual bonus compensation as awarded by the Compensation Committee based on Futurus Bank's earnings. For Mr. Butler to be eligible for any annual performance bonuses, Futurus Bank must first:

         - Receive a "satisfactory" or better rating by the OCC in its most current OCC Report of Supervisory Activity with a Uniform Financial Institution Rating of not less than "2";

         - Receive a classification rating of "adequately capitalized" or better, as defined by OCC regulations;

         -    Be in operation for more than one year; and

         - Become and remain profitable as of its most recent fiscal year-end.

Once eligible, Mr. Butler may receive an annual performance bonus in an amount up to 25% of his base salary for meeting or exceeding the board of director's annual plan for Futurus Bank. Furthermore, based on the same eligibility criteria, Mr. Butler may receive a separate bonus in an amount equal to 15% of Futurus Bank's pre-tax profits, up to 25% of his base salary.

         Mr. Butler's agreement also provides that Futurus Financial Services will grant Mr. Butler an incentive stock option to purchase 25,000 shares of Futurus Financial Services' common stock at an exercise price of $10.00 per share. Mr. Butler's option will be issued under our incentive stock option plan and will generally become exercisable in equal one-fifth annual increments over a five-year period beginning on the one-year anniversary after this prospectus becomes effective.

         At the end of the initial three-year term of Mr. Butler's agreement, and at the end of each succeeding 12-month period, the agreement will be extended for an additional 12-month period unless either of the parties to the agreement gives notice of his or its intent not to extend the agreement. We will be obligated to pay Mr. Butler his base salary for 12 months if one of the following terminating events occurs:

         -    Mr. Butler becomes permanently disabled;

         -    Futurus Bank abandons its organizational efforts;

         -    Futurus Bank terminates Mr. Butler's employment without cause; or

         -    Mr. Butler terminates his employment for cause.

Additionally, upon a change of control of Futurus Financial Services, Mr. Butler will be entitled to severance compensation in an amount equal to 12 months of his base salary if we or our successor terminates his employment other than for cause. Cause for terminating employment is defined in the agreement.

         The agreement also generally provides that, for a period of 18 months following the termination of Mr. Butler's employment, he will not compete with Futurus Bank in the banking business nor solicit our clients nor the associates employed by us. The non-competition and non-solicitation provisions of the agreement only apply if Mr. Butler terminates his employment without cause or in connection with a change of control, or if we terminate his employment with cause.

DIRECTOR COMPENSATION

         Our payment of director compensation will depend on various factors, including our profitability. When deemed appropriate, we anticipate paying cash director fees of $250 per board of directors meeting attended and $100 per committee meeting attended. Prior to paying director compensation, we will adopt director compensation policies that conform to applicable law.

ORGANIZERS' WARRANTS

         The organizers intend to purchase a total of 190,000 shares of common stock in the offering at a price of $10.00 per share. This represents 17.3% of the shares that will be outstanding after the offering, or 15.0% if the underwriter's over-allotment option is exercised in full.

         Eight of our ten organizers have guaranteed a portion of the $500,000 line of credit with The Bankers Bank, each in the amount of $93,750. In recognition of the efforts made and financial risks undertaken by the organizers in organizing Futurus Financial Services and Futurus Bank, we will issue to our organizers warrants to purchase additional shares of common stock. If an organizer purchases 20,000 or more shares of common stock in this offering, we will issue that organizer a warrant to purchase one share of common stock for each share purchased. If an organizer purchases less than 20,000 shares, we will issue that organizer a warrant to purchase one share of common stock for every two shares purchased. Our organizers may purchase up to 185,000 shares through the exercise of these warrants.

The warrants will vest in one-third annual increments over a period of three years beginning on the one-year anniversary of the date of this prospectus. The warrants will remain exercisable for the ten-year period following the date of this prospectus. Each warrant will be exercisable at a price of $10.00 per share subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if Futurus Bank's capital falls below the minimum level determined by the Office of the Comptroller of the Currency, we may be directed to require our organizers to exercise or forfeit their warrants.

STOCK INCENTIVE PLAN

         GENERAL. Futurus Financial Services' 2000 Stock Incentive Plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our organizers, directors, executive officers and other individuals employed by us for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Futurus Financial Services or Futurus Bank. The board of directors has reserved 110,000 shares of common stock, an amount equal to 10% of the shares of common stock expected to be sold in the offering, for issuance under the plan. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the plan.

         Mr. Butler will be issued an award under the plan in connection with the employment agreement that we have entered into with him. See "Executive Compensation--Employment Agreement" on page __.

         ADMINISTRATION. The plan is administered by our Compensation Committee. The committee members are appointed by the board of directors of Futurus Financial Services, which considers the standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) under the Securities Exchange Act when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

         The plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Unless otherwise permitted by the committee, a holder of a stock option generally may not transfer the option during his or her lifetime.

         OPTION TERMS. The plan provides for incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any one-year period to any participant may not exceed 75,000.

         The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Futurus Financial Services or its affiliates. When the incentive stock option is exercised, Futurus Financial Services will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash, by the delivery of previously owned shares of common stock, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

         The committee will also determine the term of an option, which may not exceed ten years. Additionally, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Futurus Financial Services or its affiliates will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

         TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Futurus Financial Services or any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of Futurus Financial Services or Futurus Bank. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

         CERTAIN REORGANIZATIONS. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of certain corporate reorganizations, the committee may, within the terms of the plan and the applicable agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of an option.

         AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

         FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

         - INCENTIVE STOCK OPTIONS. A participant who exercises an incentive stock option will not be taxed when he or she exercises the option or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

         - NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Futurus Financial Services will then be entitled to a corresponding deduction.

         Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

         Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to Futurus Financial Services and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as currently in effect.

                           RELATED PARTY TRANSACTIONS

         We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will:

         - In the case of banking transactions, be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Futurus Bank;

         - In the case of business transactions, be on terms no less favorable than could be obtained from an unrelated third party; and

         - In the case of all related party transactions, be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

In addition to transactions in the ordinary course of our business, our operations have been and will continue to be funded through a line of credit from The Bankers Bank. The total amount of our line of credit is $500,000, of which $170,000 was outstanding at December 31, 1999. The loan bears interest at 0.50% below the prime rate, as printed in the Money Rates section of THE WALL STREET JOURNAL, and is due on August 23, 2000. Eight of our ten organizers have guaranteed a portion of the line of credit, each in the amount of $93,750. We plan to repay the line of credit after the close of the offering.

         We expect to have a referral relationship with Real Estate Financial Services, a retail mortgage lending company that is principally owned by two members of our board of directors, Gregory A. Janicki and Deborah M. Janicki. Currently, Real Estate Financial Services refers both commercial and consumer business to various financial institutions. Our proposed referral relationship with Real Estate Financial Services will satisfy the conditions above and will be on terms comparable to those of Real Estate Financial Services' existing relationships with other financial institutions.

           DESCRIPTION OF CAPITAL STOCK OF FUTURUS FINANCIAL SERVICES

COMMON STOCK

         Futurus Financial Services' articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, no par value, of which at least 1,100,000 shares will be issued in this offering. As of the date of this prospectus, 110,000 shares of common stock, or an amount equal to 10% of the shares of common stock offered in this prospectus, were reserved for issuance upon the exercise of stock options to be issued under our stock incentive plan and 185,000 shares of common stock were reserved for issuance upon the exercise of the warrants to be issued to the organizers.

         All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by the board of directors. We do not anticipate that Futurus Financial Services will pay any cash dividends on the common stock in the near future. Upon Futurus Financial Services' voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of Futurus Financial Services' assets that are available for distribution to the shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock of Futurus Financial Services whenever it issues new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

         Futurus Financial Services' Articles of Incorporation also authorize its board of directors to issue up to 2,000,000 shares of preferred stock, no par value. The board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by the board of directors. Futurus Financial Services has not issued any preferred stock and will not issue preferred stock to the organizers except on the same terms as is offered to all other existing shareholders or to new shareholders. Although Futurus Financial Services has no present plans to issue any preferred stock, the ownership and control of Futurus Financial Services by the holders of the common stock would be diluted if Futurus Financial Services were to issue preferred stock that had voting rights.

TRANSFER AGENT

         The transfer agent and registrar for the common stock is            .
                                                                 ------------

         SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

         GENERAL. Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and Futurus Financial Services' articles of incorporation and bylaws. Futurus Financial Services' articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove Futurus Financial Services' management or to gain control of Futurus Financial Services in a transaction not supported by its board of directors. These provisions are discussed in more detail below. In general, one purpose of these provisions is to assist Futurus Financial Services' board of directors in playing a role in connection with attempts to acquire control of Futurus Financial Services. They allow the board of directors to further and protect Futurus Financial Services' interests, and those of its shareholders as appropriate under the circumstances, by enhancing the board's ability to maximize the value to be received by the shareholders upon a sale.

         Although Futurus Financial Services' management believes the protective provisions are beneficial to Futurus Financial Services' shareholders, they also may tend to discourage some takeover bids. As a result, Futurus Financial Services' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Futurus Financial Services may be able to avoid those expenditures of time and money.

         The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of the common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of the common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Futurus Financial Services by replacing its board of directors and management. Furthermore, the provisions could make it more difficult for Futurus Financial Services' shareholders to replace the board of directors or management, even if a majority of the shareholders believes that replacing them would be in Futurus Financial Services' best interests. As a result, the protective provisions could tend to keep the incumbent board of directors and management in place.

         Futurus Financial Services' articles of incorporation also contain a provision that eliminates the potential personal liability of directors for monetary damages in specific circumstances. In addition, Futurus Financial Services' bylaws contain certain provisions that provide indemnification for our directors, agents and the associates employed by us. The protective provisions and the provisions relating to elimination of liability and indemnification of directors, agents and our associates are discussed more fully below.

         PREFERRED STOCK. The existence of preferred stock could impede a takeover of Futurus Financial Services without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Futurus Financial Services through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.

         STAGGERED TERMS FOR BOARD OF DIRECTORS. Futurus Financial Services' board of directors are divided into three classes. Directors serve staggered terms, which means that roughly one-third of the directors will be elected each year at Futurus Financial Services' annual meeting of shareholders. The initial term of the Class I directors expires in 2001, the initial term of the Class II directors expires in 2002 and the initial term of the Class III directors expires in 2003. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of Futurus Financial Services' shareholders to replace a majority of its directors. Any amendment of this provision would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or two-thirds of the entire board of directors.

         CHANGE IN NUMBER OF DIRECTORS. Futurus Financial Services' articles of incorporation provides that any change in the number of directors, as set forth in its bylaws, would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of common stock.

         REMOVAL OF DIRECTORS. Futurus Financial Services' articles of incorporation provide that one or more directors may be removed for cause during their terms only by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote in an election of directors. Directors may also be removed during their terms without cause only by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote in an election of directors. Any amendment of this provision would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or two-thirds of the entire board of directors.

         SUPERMAJORITY VOTING ON SELECTED TRANSACTIONS. Futurus Financial Services' articles of incorporation, with exceptions, require that any merger or consolidation involving Futurus Financial Services or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of a majority of Futurus Financial Services' directors then in office and the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock. However, if Futurus Financial Services' board of directors has approved the particular transaction by the affirmative vote of two-thirds of the entire board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require only the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the transaction. Any amendment of this provision would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or two-thirds of the entire board of directors.

         LIMITATIONS ON SELECTED ACQUISITIONS OF VOTING SECURITIES. Under the Change in Bank Control Act, a person who wishes to acquire (as defined) 10% or more of a bank holding company's voting securities must file a notice with the Federal Reserve 60 days prior to the acquisition to give the Federal Reserve an opportunity to disapprove the proposed acquisition. During our first five years of operations, our articles of incorporation provide that if a person is required to file a notice with the Federal Reserve under the Change in Bank Control Act, then the person must also file a notice with our board of directors at the same time. Our board of directors also has 60 days to disapprove an acquisition if it finds, in its sole discretion, that the acquisition would not be in the best interests of Futurus Financial Services and its shareholders. In determining what is in the best interests of Futurus Financial Services and its shareholders, our board of directors is required to give due consideration to all relevant factors, including the short- and long-term effects of the acquisition on the associates employed by us, our clients, our shareholders and our other constituents, and the impact of the acquisition, as perceived by our board of directors, on its ability to effectively manage Futurus Financial Services and achieve its strategic objectives. If our board of directors disapproves the acquisition, which requires the affirmative vote of at least two-thirds of the directors then in office, and the acquisition is nevertheless consummated, that portion of voting securities held by the acquirer exceeding 10% of our outstanding voting securities will not be entitled to any voting rights. This provision will cease to be effective on April 1, 2005. Any amendment of this provision will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or two-thirds of the entire board of directors.

         EVALUATION OF AN ACQUISITION PROPOSAL. Futurus Financial Services' articles of incorporation provide the factors that the board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interests of Futurus Financial Services and its shareholders. The term "acquisition proposal" refers to any offer of another party to:

         - Make a tender offer or exchange offer for the common stock or any other equity security of Futurus Financial Services;

         - Merge or consolidate Futurus Financial Services with another corporation; or

         - Purchase or otherwise acquire all or substantially all of the properties and assets owned by Futurus Financial Services.

         The board, in evaluating an acquisition proposal, is required to consider all relevant factors, including:

         - The expected social and economic effects of the transaction on the associates employed by us, our clients and other constituents, such as our suppliers of goods and services;

         - The expected social and economic effects on the communities within which we operate; and

         -    The payment being offered by the other corporation in relation to
              (a) our current value at the time of the proposal as determined in a freely negotiated transaction and (b) the board of directors' estimate of our future value as an independent company at the time of the proposal.

         This requirement is included in Futurus Financial Services' articles of incorporation because Futurus Bank is charged with providing support to and being involved with the communities it serves. As a result, the board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of the common stock at the time of the proposal.

         While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, the board believes it is appropriate also to consider all other relevant factors. For example, the board will evaluate what is being offered in relation to the current value of Futurus Financial Services at the time of the proposal as determined in a freely negotiated transaction and in relation to the board's estimate of the future value of Futurus Financial Services as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Futurus Financial Services' current value, but also its future value.

         One effect of this provision may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the board's opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire Futurus Financial Services through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board's response to an acquisition proposal from engaging Futurus Financial Services in costly litigation.

         The articles of incorporation would not make an acquisition proposal regarded by the board as being in Futurus Financial Services' best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in Futurus Financial Services' best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

         Any amendment of this provision would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or two-thirds of the entire board of directors.

INDEMNIFICATION

         Futurus Financial Services' bylaws contain indemnification provisions that provide that directors, officers, employed associates and agents of Futurus Financial Services (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that Futurus Financial Services will advance to its insiders reasonable expenses of any claim or proceeding so long as the insider furnishes Futurus Financial Services with
(1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

         When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that Futurus Financial Services will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to Futurus Financial Services' best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Futurus Financial Services' board of directors, its shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

         Futurus Financial Services' bylaws also provide that the indemnification rights contained in the bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Futurus Financial Services can also provide for greater indemnification than is provided for in the Bylaws if it chooses to do so, subject to approval by its shareholders. Futurus Financial Services may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "--Limitation of Liability" below.

         The indemnification provisions of the bylaws specifically provide that Futurus Financial Services may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employed associate or agent whether or not Futurus Financial Services would have had the power to indemnify against such liability.

         Futurus Financial Services is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Futurus Financial Services may be sought.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Futurus Financial Services under the foregoing provisions, or otherwise, Futurus Financial Services has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF LIABILITY

         Futurus Financial Services' articles of incorporation eliminate, with exceptions, the potential personal liability of a director for monetary damages to Futurus Financial Services and to its shareholders for breach of a duty as a director. There is no elimination of liability for:

         - A breach of duty involving appropriation of a business opportunity of Futurus Financial Services;

         - An act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

         - A transaction from which the director derives an improper material tangible personal benefit; or

         - Any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

This provision does not eliminate or limit the right of Futurus Financial Services or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, Futurus Financial Services will have 1,100,000 shares of common stock outstanding, or 1,265,000 if the underwriter exercises its over-allotment option in full. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Futurus Financial Services must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. A total of 190,000 shares owned directly or indirectly by our affiliates will not be available for sale for a period of 180 days after the date of this prospectus without the underwriter's consent. After the 180-day period, the shares held by our affiliates will be eligible for sale subject to the resale limitations of Rule 144 discussed below.

         In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         -    1% of the outstanding shares of common stock; or

         - the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Futurus Financial Services. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

         Even though Rule 144 would otherwise permit the sale of shares held by affiliates beginning 90 days after the date of this prospectus, Futurus Financial Services and the organizers have each agreed with the underwriter that they will not sell, contract to sell, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for any shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent except in limited circumstances.

         We intend to issue warrants to purchase up to a total of 185,000 shares of common stock, representing an amount equal to 16.8% of the common stock sold in the offering. We have also reserved 110,000 shares of common stock, representing 10% of the common stock sold in the offering, for issuance under our stock incentive plan. Of this 110,000 reserved shares, 25,000 will be awarded to Mr. Butler in accordance with the terms of his employment agreement. We intend to register the shares issuable upon exercise of these warrants and options. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of Futurus Financial Services, and to the extent they are held by affiliates, under Rule 144 without a holding period.

         Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement among Futurus Financial Services and the underwriter named below, the underwriter has agreed to purchase from Futurus Financial Services, and Futurus Financial Services has agreed to sell to the underwriter, the number of shares of common stock listed opposite the underwriter's name below.


                                                              NUMBER OF
                                           NUMBER OF       OVER-ALLOTMENT
                                          FIRM SHARES          SHARES
                                          -----------      ---------------
Wachovia Securities, Inc..............     1,100,000            165,000


         The underwriting agreement provides that the underwriter's obligations are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment, underwritten public offering. The underwriter is required to purchase and pay for the shares offered by this prospectus other than those covered by the over-allotment option described below.

         The underwriting discount that will apply to shares purchased in this offering by Futurus Financial Services' officers and directors, up to 330,000 shares, will equal 3.5% of the public offering price, or $.35 per share. The underwriting discount that will apply to all other shares purchased in this offering will equal 7.5% of the public offering price listed on the cover page of this prospectus, or $.75 per share.

         The underwriter proposes to offer the common stock directly to the public at the public offering price listed on the cover page of this prospectus and to securities dealers at that price less a concession not in excess of $__ per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $__ per share to other brokers and dealers. We expect that the shares of common stock will be ready for delivery on or about ________________, 2000. After the offering, the offering price and other selling terms may change.

         The public offering price was determined arbitrarily by Futurus Financial Services and the underwriter after considering several factors. These factors include prevailing market conditions and the price of comparable publicly traded companies.

         Futurus Financial Services has granted the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 165,000 additional shares of common stock to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less the applicable 7.5% underwriting discount. The underwriter may purchase these shares only to cover over-allotments made in connection with this offering.

         In addition, Futurus Financial Services has granted to the underwriter a right of first refusal to serve as exclusive or lead advisor on all corporate finance transactions undertaken or considered by Futurus Financial Services for a period of three years after the date of this prospectus.

         The underwriter does not intend to sell shares of common stock to any account over which it exercises discretionary authority.

         Futurus Financial Services and each of our directors and executive officers has agreed with the underwriter not to sell, contract to sell, or otherwise dispose of any shares of common stock or any securities that can be converted into or exchanged for shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances. The underwriter and its affiliates may on occasion be a client of, engage in transactions with, and perform services for Futurus Financial Services or Futurus Bank in the ordinary course of business.

         Futurus Financial Services has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as currently in effect, or to contribute to payments that the underwriter may be required to make in connection with these liabilities.

         In connection with this offering, the underwriter may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock, and syndicate short positions involve the underwriter's sale of a greater number of shares of common stock than it is required to purchase from Futurus Financial Services in the offering. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The underwriter may effect these transactions on the Nasdaq OTC Bulletin Board or otherwise and may discontinue them at any time.

                           SUPERVISION AND REGULATION

         Both Futurus Financial Services and Futurus Bank will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that will apply.

FUTURUS FINANCIAL SERVICES

         Since Futurus Financial Services will own all of the capital stock of Futurus Bank, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Futurus Financial Services will primarily be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

         ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

         - Acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

         -    Acquiring all or substantially all of the assets of any bank; or

         -    Merging or consolidating with any other bank holding company.

         Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

         Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Futurus Financial Services or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for five years. As a result, no bank holding company may acquire control of Futurus Financial Services until after the fifth anniversary date of Futurus Bank's incorporation.

         CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

         - The bank holding company has registered securities under Section 12 of the Securities Act of 1934, or

         - No other person owns a greater percentage of that class of voting securities immediately after the transaction.

We intend to register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

         PERMITTED ACTIVITIES. On November 12, 1999 President Clinton signed the Gramm-Leach-Bliley Act, which amends the Bank Holding Company Act and greatly expands the activities in which bank holding companies and affiliates of banks are permitted to engage. The Act eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. The provisions of the Act relating to permitted activities of bank holding companies and affiliates of banks will become effective on March 11, 2000. Since we do not intend to begin our operations until May 2000, the following discussion describes the activities in which Futurus Financial Services will be permitted to engage under the Bank Holding Company Act, as amended by the Gramm-Leach-Bliley Act.

         Generally, if Futurus Financial Services qualifies and elects to become a financial holding company, which is described below, it may engage in activities that are:

         -    Financial in nature;

         -    Incidental to a financial activity; or

         - Complementary to a financial activity and do not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally.

         In determining whether a particular activity is financial in nature or incidental or complementary to a financial activity, the Federal Reserve must consider (1) the purpose of the Bank Holding Company and Gramm-Leach-Bliley Acts, (2) changes or reasonable expected changes in the marketplace in which financial holding companies compete and in the technology for delivering financial services, and (3) whether the activity is necessary or appropriate to allow financial holding companies to effectively compete with other financial service providers and to efficiently deliver information and services. The Act expressly lists the following activities as financial in nature:

         -    Lending, trust and other banking activities;

         - Insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

         -    Providing financial, investment, or advisory services;

         - Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

         -    Underwriting, dealing in or making a market in securities;

         - Other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

         - Foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

         -    Merchant banking through securities or insurance affiliates; and

         -    Insurance company portfolio investments.

         To qualify to become a financial holding company, our depository institution subsidiaries must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." Additionally, we must file an election with the Federal Reserve to become a financial holding company and provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity. Although we do not have any immediate plans to file an election with the Federal Reserve to become a financial holding company, one of the primary reasons we selected the holding company structure was to have increased flexibility. Accordingly, if deemed appropriate in the future, we may elect to become a financial holding company.

         Under the Bank Holding Company Act, a bank holding company, which has not qualified or elected to become a financial holding company, is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless, prior to the enactment of the Gramm-Leach-Bliley Act, the Federal Reserve found those activities to be so closely related to banking as to be a proper incident to the business of banking. Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

         -    factoring accounts receivable;

         -    acquiring or servicing loans;

         -    leasing personal property;

         -    conducting discount securities brokerage activities;

         -    performing selected data processing services;

         - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

         -    performing selected insurance underwriting activities.

         Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.

         SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Futurus Financial Services is expected to act as a source of financial strength for Futurus Bank and to commit resources to support Futurus Bank. This support may be required at times when, without this Federal Reserve policy, Futurus Financial Services might not be inclined to provide it. In addition, any capital loans made by Futurus Financial Services to Futurus Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Futurus Financial Services' bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Futurus Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FUTURUS BANK

         Since Futurus Bank will be charted as a national bank, it will primarily be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will regularly examine Futurus Bank's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, Futurus Bank's deposits will be insured by the FDIC to the maximum extent provided by law. Futurus Bank will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations.

         BRANCHING. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Georgia law, Futurus Bank may open branch offices throughout Georgia with the prior approval of the Office of the Comptroller of the Currency and the Georgia Department of Banking and Finance. In addition, with prior regulatory approval, Futurus Bank will be able to acquire branches of existing banks located in Georgia. Futurus Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.

         Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

         PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution and a lower capital category based on supervisory factors other than capital.

         FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments of 3.7 cents per $100 of deposits to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry.

         The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

         COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Futurus Bank. Under the Gramm-Leach-Bliley Act, banks with aggregate assets of not more than $250 million will be subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, banks will be required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

         OTHER REGULATIONS. Interest and other charges collected or contracted for by Futurus Bank are subject to state usury laws and federal laws concerning interest rates. Futurus Bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

         - The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

         - The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

         - The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

         - The Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

         - The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

         - The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Futurus Bank are subject to:

         - The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

         - The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL ADEQUACY

         Futurus Financial Services and Futurus Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Futurus Financial Services, and the Office of the Comptroller of the Currency, in the case of Futurus Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Futurus Bank is also subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller of the Currency, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risks weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consist of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Futurus Financial Services, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

         We are also subject to capital guidelines issued by our respective primary regulators, which provide for minimum ratios of total capital to total assets.

         Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action" on page __.

PAYMENT OF DIVIDENDS

         Futurus Financial Services is a legal entity separate and distinct from Futurus Bank. The principal sources of Futurus Financial Services' cash flow, including cash flow to pay dividends to its shareholders, are dividends that Futurus Bank pays to its sole shareholder, Futurus Financial Services. Statutory and regulatory limitations apply to Futurus Bank's payment of dividends to Futurus Financial Services as well as to Futurus Financial Services' payment of dividends to its shareholders.

         Futurus Bank is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by our board of directors in any year will exceed (1) the total of Futurus Bank's net profits for that year, plus (2) Futurus Bank's retained net profits of the preceding two years, less any required transfers to surplus.

         The payment of dividends by Futurus Financial Services and Futurus Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, Futurus Bank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that Futurus Bank stop or refrain engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "--Prompt Corrective Action" on page __.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

         Futurus Financial Services and Futurus Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

         -    A bank's loans or extensions of credit to affiliates;

         -    A bank's investment in affiliates;

         - Assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

         - The amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

         - A bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

         The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Futurus Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

         Futurus Financial Services and Futurus Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

         Futurus Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

         Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

PROPOSED LEGISLATION AND REGULATORY ACTION

         New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

         Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

                                  LEGAL MATTERS

         Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Futurus Financial Services. Smith Helms Mulliss & Moore, LLP, Charlotte, North Carolina is acting as counsel for the underwriter in connection with legal matters relating to the shares of common stock offered by this prospectus.

                                     EXPERTS

         Futurus Financial Services' audited financial statements at December 31, 1999, and for the period from August 12, 1999 through December 31, 1999, included in this prospectus have been included in reliance on the report of Porter Keadle Moore, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                             REPORTS TO SHAREHOLDERS

         Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Futurus Financial Services will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the common stock is held of record by less than 300 persons.

         At any time that Futurus Financial Services is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. Futurus Financial Services' fiscal year ends on December
31. Additionally, Futurus Financial Services will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                             ADDITIONAL INFORMATION

         Futurus Financial Services has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Futurus Financial Services and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may read and copy our registration statement, and any other materials filed by us with the Securities and Exchange Commission, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Futurus Financial Services, that file electronically with the Securities and Exchange Commission.

         Futurus Financial Services and the organizers have filed various applications with the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Futurus Financial Services and information in public files and records maintained by the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Futurus Financial Services specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants......................................     F-2
Balance Sheet as of December 31, 1999...................................................     F-3
Statement of Operations for the Period from August 12, 1999 (inception)
   to December 31, 1999.................................................................     F-4
Statement of Changes in Stockholders' Deficit for the Period from August 12, 1999
   (inception) to December 31, 1999.....................................................     F-5
Statement of Cash Flows for the Period from August 12, 1999 (inception)
   to December 31, 1999.................................................................     F-6
Notes to Financial Statements...........................................................     F-7


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
Futurus Financial Services, Inc.


We have audited the accompanying balance sheet of Futurus Financial Services, Inc. (a development stage corporation) as of December 31, 1999, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from August 12, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futurus Financial Services, Inc. as of December 31, 1999 and the results of its operations and its cash flows from August 12, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Futurus Financial Services, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.





Atlanta, Georgia
January 4, 2000

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                DECEMBER 31, 1999


                                     ASSETS

Cash                                                             $   6,559

Other assets                                                        15,595
                                                                 ---------

                                                                 $  22,154
                                                                 =========
                    LIABILITIES AND STOCKHOLDER'S DEFICIT

Accounts payable and accrued expenses                            $  35,710

Note payable - line of credit                                      170,000
                                                                 ---------


       Total liabilities                                           205,710

Stockholder's deficit:
   Preferred stock, no par value, 2,000,000 shares authorized;
     no shares issued or outstanding                                  --
   Common stock, no par value, 10,000,000 shares authorized;
     1 share issued and outstanding                                     10
   Deficit accumulated during the development stage               (183,566)
                                                                 ----------
       Total stockholder's deficit                                (183,556)
                                                                 ----------
                                                                 $  22,154
                                                                 =========


See accompanying notes to financial statements.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF OPERATIONS

      FOR THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 1999



Expenses:
     Legal and consulting   $ 90,795
     Officer compensation     48,047
     Regulatory fees          15,000
     Other operating          29,724
                            --------

             Net loss       $183,566
                            ========



See accompanying notes to financial statements.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

      FOR THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 1999


                                                               DEFICIT
                                                              ACCUMULATED
                                                              DURING THE
                                        PREFERRED    COMMON   DEVELOPMENT
                                         STOCK       STOCK      STAGE       TOTAL
                                         -----       -----      -----       -----
Issuance of common stock to organizer   $    --           10       --            10

Net loss                                     --         --     (183,566)   (183,566)
                                        ---------   --------   --------    --------

Balance, December 31, 1999              $    --           10   (183,566)   (183,556)
                                        =========   ========   ========    ========



See accompanying notes to financial statements.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF CASH FLOWS

      FOR THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 1999


Cash flows from operating activities:
         Net loss                                                     $(183,566)
         Adjustments to reconcile net loss to net cash used in
              operating activities:
                  Increase in other assets                              (15,595)
                  Increase in accounts payable and accrued expenses      35,710
                                                                      ---------

                      Net cash used in operating activities            (163,451)
                                                                      ---------

Cash flows from financing activities:
         Sale of organization share of common stock                          10
         Proceeds from note payable                                     170,000
                                                                      ---------
                      Net cash provided by financing activities         170,010
                                                                      ---------

Net increase in cash                                                      6,559

Cash at beginning of period                                                --
                                                                      ---------
Cash at end of period                                                 $   6,559
                                                                      =========

Supplemental disclosure of cash flow information:
         Cash paid for interest                                       $   1,249
                                                                      =========




See accompanying notes to financial statements.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(1)   ORGANIZATION
      Futurus Financial Services, Inc. (the Company) was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Futurus Bank, N.A. (the Bank) (Proposed), which will operate in northern Fulton county in the metropolitan Atlanta, Georgia area. The organizers of the Bank filed a joint application to charter the Bank with the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation on October 15, 1999. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the second quarter of 2000.

      Operations through December 31, 1999 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

      The Company plans to raise approximately $11,000,000 through an offering of its common stock at $10 per share, of which $8,500,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $1,900,000 of the Company's stock.

      In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizing stockholders. Organizing stockholders who purchase 20,000 or more shares of common stock in the initial offering will receive warrants to purchase one share of common stock for each share they purchase. Organizing stockholders who purchase less than 20,000 shares in the initial offering will receive warrants to purchase one share of common stock for every two shares they purchase. The warrants are exercisable on each of the three succeeding anniversaries of the date of opening of the Bank at the initial offering price of $10.00 per share and expire ten years after the date of grant. The Company also intends to reserve 110,000 shares for the issuance of options under an employee incentive stock option plan.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ORGANIZATION COSTS
      Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

      DEFERRED OFFERING EXPENSES
      Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

      PRE-OPENING EXPENSES Costs incurred for overhead and other operating expenses are included in the current period's operating results.

      PROFORMA NET LOSS PER COMMON SHARE
      Proforma net loss per common share is calculated by dividing net loss by the minimum number of common shares (1,100,000), which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended December 31, 1999 was $.17 per share.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(3)   LIQUIDITY AND GOING CONCERN CONSIDERATIONS
      The Company incurred a net loss of $183,566 for the period from August 12, 1999 (inception) to December 31, 1999. At December 31, 1999, liabilities exceeded assets by $183,556.

      At December 31, 1999, the Company is funded by a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

      To provide permanent funding for its operation, the Company is currently offering 1,100,000 shares of its no par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The share issued, which is outstanding at December 31, 1999, will be redeemed concurrently with the consummation of the offering.

(4)   LINE OF CREDIT
      Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $500,000 line of credit. The terms of the existing line of credit, which is guaranteed by most of the organizers, include a maturity of August 23, 2000 and interest, payable quarterly, calculated at one-half percent below the prime interest rate.

(5)   PREFERRED STOCK
      Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(6)   COMMITMENTS
      The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of three years commencing August 20, 1999. The agreement provides for a base salary, an incentive bonus based on the Company's performance, stock options, and other perquisites commensurate with his employment.

      The Company has entered into an agreement whereby it will receive marketing services including logo development, branch design consultation and introductory collateral. The Company has committed to pay a total of $50,000 for these services, of which $20,000 has been paid as of December 31, 1999.

      The Company has entered into an operating lease agreement for its temporary corporate office. The lease agreement expires on August 31, 2000 and requires minimum payments totaling $8,440 in 2000.

      In connection with its proposed issuance of common stock as described in note 1, the Company plans to enter into an underwriting agreement with an investment banker. The estimated fee to be paid to the investment banker upon successful completion of the offering is $749,000.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(7)   INCOME TAXES
      The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 1999:

Deferred tax assets:
     Pre-opening expenses              $ 68,809
     Operating loss carryforwards           873
                                       --------

     Total gross deferred tax assets     69,682
     Less valuation allowance           (69,682)
                                       --------
     Net deferred taxes                $   --
                                       ========


      The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

================================================================================

     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.
_________________________

                                TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----
Summary..................................................................
Factors..................................................................
Cautionary Statement About Forward-
    Looking Statements...................................................
Use of Proceeds..........................................................
Capitalization...........................................................
Dividends...............................................................
Management's Discussion and Analysis
    of Financial Condition and Plan of
    Operations...........................................................
Proposed Business of Futurus Financial
    Services and Futurus Bank............................................
Management...............................................................
Executive Compensation...................................................
Related Party Transactions...............................................
Description of Capital Stock of
    Futurus Financial Services...........................................
Selected Provisions of the Articles
    of Incorporation and Bylaws..........................................
Shares Eligible for Future Sale..........................................
Underwriting.............................................................
Supervision and Regulation...............................................
Legal Matters............................................................
Experts..................................................................
Reports to Shareholders..................................................
Additional Information...................................................
Index to Financial Statements.........................................F-1


     UNTIL _________ 2000 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

                                1,100,000 SHARES

                                FUTURUS FINANCIAL
                                 SERVICES, INC.


                             A PROPOSED BANK HOLDING
                                     COMPANY


                                       FOR


                               FUTURUS BANK, N.A.
                                   (PROPOSED)


                                  COMMON STOCK


                                  _____________

                                   PROSPECTUS
                                  _____________



                            WACHOVIA SECURITIES, INC.






                             _________________, 2000




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Consistent with the applicable provisions of the laws of Georgia, the Registrant's bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or are under voting control of directors who are at the time parties to the proceeding may not vote on the determination.

         In addition, the Registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, no par value, are as follows:


Securities and Exchange Commission Registration Fee ......... $  3,829
National Association of Securities Dealers, Inc. Filing Fee..    1,950
Blue Sky Fees and Expenses ..................................   10,000
Legal Fees and Expenses .....................................   75,000
Accounting Fees and Expenses ................................    2,500
Printing and Engraving Expenses .............................   40,000
Miscellaneous ...............................................    1,721
                                                              --------
      Total ................................................. $135,000
                                                              ========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On December 31, 1999, the Registrant issued to Gregory A. Janicki, in a private placement, one share of the Registrant's Common Stock, no par value, for an aggregate price of $10.00 in connection with the organization of the Company. The sale to Mr. Janicki was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.


EXHIBIT
NUMBER        DESCRIPTION
------        -----------

1.1           Underwriting Agreement*
3.1           Articles of Incorporation, as amended and restated*
3.2           Bylaws
4.1           Specimen Common Stock Certificate*
4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common
              Stock
5.1           Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP*
10.1          Lease Agreement by and among Futurus Financial Services, Inc. and
              Pioneer Real Estate Development, Inc. dated _____________, 2000
              (main office)*
10.2          Lease Agreement by and among Futurus Financial Services, Inc. and
              Daniel B. Cawart d/b/a Alpharetta Square Shopping Center dated
              ______________, 2000 (temporary facility)*
10.3          Promissory Note dated August 23, 1999 executed by Futurus
              Financial Services, Inc. and accepted by The Bankers Bank,
              Atlanta, Georgia, and form of Commercial Guaranty
10.4          Form of Futurus Financial Services, Inc. Organizers' Warrant
              Agreement
10.5          Futurus Financial Services, Inc. 2000 Stock Incentive Plan
10.6          Project Development and Construction Agreement dated September 28,
              1999 and accepted October 2, 1999 by and between Futurus Financial
              Services, Inc. and KDA Financial, Inc.
10.7          Project Agreement dated November 30, 1999 by and between Futurus
              Financial Services, Inc. and The Compass Group d/b/a Stern
              Marketing Group
10.8 Amended and Restated Employment Agreement dated February __, 2000 by and among Futurus Bank, N.A. (Proposed), Futurus Financial
              Services, Inc. and William M. Butler*
23.1          Consent of Porter Keadle Moore, LLP
23.2          Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
              Exhibit 5.1)*
24.1          Power of Attorney (included on page II-4)
27.1          Financial Data Schedule (for SEC use only)


---------------
*  To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

         The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes as follows:

         (a)      (1)      To file, during any period in which it offers or
                           sells securities, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

         The Registrant hereby undertakes as follows:

         (b)      (1)      For determining any liability under the Securities
                           Act, to treat the information omitted from the form of prospectus filed as part of this Registration
                           Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities
                           Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Alpharetta, State of Georgia, on February 9, 2000.

                                   FUTURUS FINANCIAL SERVICES, INC.


                                   By:  /s/  WILLIAM M. BUTLER
                                        ----------------------------------------
                                        William M. Butler
                                        President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Janicki and William M. Butler their respective attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                SIGNATURE                                           TITLE                            DATE
                ---------                                           -----                            ----


             /s/ William M. Butler                      President and Chief Executive           February 9, 2000
------------------------------------------------        Officer, Director*
               William M. Butler


                /s/ C. Parke Day                        Secretary, Director                     February 9, 2000
------------------------------------------------
                 C. Parke Day


          /s/ Nathan E. Hardwick, IV                    Director                                February 9, 2000
------------------------------------------------
            Nathan E. Hardwick, IV


              /s/ Michael S. Hug                        Director                                February 9, 2000
------------------------------------------------
                Michael S. Hug


            /s/ Deborah M. Janicki                      Director                                February 9, 2000
------------------------------------------------
              Deborah M. Janicki



            /s/ Gregory A. Janicki                      Chairman of the Board of                February 9, 2000
------------------------------------------------        Directors
              Gregory A. Janicki


         /s/ Donald S. Shapleigh, Jr.                   Director                                February 9, 2000
------------------------------------------------
           Donald S. Shapleigh, Jr.


            /s/ Richard W. Stimson                      Director                                February 9, 2000
------------------------------------------------
              Richard W. Stimson


                                                        Treasurer, Director
------------------------------------------------
                Danny L. Tesney


             /s/ Joel P. Weinbach                       Director                                February 9, 2000
------------------------------------------------
               Joel P. Weinbach


*  Principal executive, financial and accounting officer.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION
------        -----------

1.1           Underwriting Agreement*
3.1           Articles of Incorporation, as amended and restated*
3.2           Bylaws
4.1           Specimen Common Stock Certificate*
4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common
              Stock
5.1           Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP*
10.1          Lease Agreement by and among Futurus Financial Services, Inc. and
              Pioneer Real Estate Development, Inc. dated _____________, 2000
              (main office)*
10.2          Lease Agreement by and among Futurus Financial Services, Inc. and
              Daniel B. Cawart d/b/a Alpharetta Square Shopping Center dated
              ______________, 2000 (temporary facility)*
10.3          Promissory Note dated August 23, 1999 executed by Futurus
              Financial Services, Inc. and accepted by The Bankers Bank,
              Atlanta, Georgia, and form of Commercial Guaranty
10.4          Form of Futurus Financial Services, Inc. Organizers' Warrant
              Agreement
10.5          Futurus Financial Services, Inc. 2000 Stock Incentive Plan
10.6          Project Development and Construction Agreement dated September 28,
              1999 and accepted October 2, 1999 by and between Futurus Financial
              Services, Inc. and KDA Financial, Inc.
10.7          Project Agreement dated November 30, 1999 by and between Futurus
              Financial Services, Inc. and The Compass Group d/b/a Stern
              Marketing Group
10.8 Amended and Restated Employment Agreement dated February __, 2000 by and among Futurus Bank, N.A. (Proposed), Futurus Financial
              Services, Inc. and William M. Butler*
23.1          Consent of Porter Keadle Moore, LLP
23.2          Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
              Exhibit 5.1)*
24.1          Power of Attorney (included on page II-4)
27.1          Financial Data Schedule (for SEC use only)


---------------
*  To be filed by amendment.